UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

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Reynolds American Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 29, 2006
Dear Shareholder:
      You are cordially invited to attend the 2006 annual meeting of shareholders of Reynolds American Inc. The meeting will be held at 9:00 a.m. (Eastern time), on Wednesday, May 3, 2006, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina.
      At this year’s annual meeting, you will be asked to elect four Class II directors, ratify the appointment of KPMG LLP as independent auditors for RAI’s 2006 fiscal year and consider two shareholder proposals, if presented by their proponents. Your Board of Directors unanimously recommends a vote FOR the Class II directors nominated for election by the Board, FOR ratification of the appointment of KPMG LLP as independent auditors and AGAINST the two shareholder proposals. Accordingly, please give careful attention to these proxy materials.
      It is important that your shares be represented and voted at the annual meeting regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, you may vote your shares using a toll-free telephone number or the Internet, or you may complete, sign, date and return the accompanying proxy card in the enclosed envelope. Instructions regarding all three methods of voting are contained on the proxy card.
      Attendance at the annual meeting will be limited to our shareholders as of the record date of March 6, 2006, and to guests of RAI. Admittance tickets will be required. If you are a shareholder and plan to attend, you MUST request an admittance ticket by writing to the Office of the Secretary, Reynolds American Inc., 401 North Main Street, P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of March 6, 2006, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk, not mailed to you in advance of the meeting.
      We anticipate that a large number of shareholders will attend the meeting. Seating is limited, so we suggest that you arrive early. The auditorium will open at 8:30 a.m.
      For our shareholders who have not yet elected to do so, we are offering again the opportunity during this year’s voting process to elect to view future annual reports and proxy materials on the Internet, rather than receive paper copies in the mail. This service will support our efforts to reduce printing and postage costs. For further information concerning electronic delivery of documents, see the discussion under the heading “Information about the Annual Meeting and Voting — Can I access RAI’s proxy materials and annual reports electronically?” in the proxy statement.
      If you have questions or need assistance in voting your shares, please contact our Shareholder Services Department at (866) 210-9976 (toll-free).
      Thank you for your support and continued interest in RAI.

Sincerely,

Susan M. Ivey
Chairman of the Board,
President and Chief Executive Officer

Reynolds American Inc.
401 North Main Street
P.O. Box 2990
Winston-Salem, North Carolina 27102-2990

Notice of Annual Meeting of Shareholders
To be Held On Wednesday, May 3, 2006

March 29, 2006
To our Shareholders:
      The 2006 annual meeting of shareholders of Reynolds American Inc. will be held at 9:00 a.m. (Eastern time), on Wednesday, May 3, 2006, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina. At the meeting, shareholders will be asked to take the following actions:

(1)	to elect four Class II directors to serve until the 2009 annual meeting of shareholders;

(2)	to ratify the appointment of KPMG LLP as independent auditors for RAI’s 2006 fiscal year;

(3)	to act on two shareholder proposals, if presented by their proponents; and

(4)	to transact any other business as may be properly brought before the meeting or any adjournment or postponement thereof.
      Only holders of record of RAI’s common stock as of the close of business on March 6, 2006, are entitled to notice of and to vote at the 2006 annual meeting of shareholders of RAI.
      Whether or not you plan to attend the meeting, we urge you to vote your shares using a toll-free telephone number or the Internet, or by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card.

By Order of the Board of Directors,

McDara P. Folan, III
Secretary

Reynolds American Inc.
401 North Main Street
P.O. Box 2990
Winston-Salem, North Carolina 27102-2990

Proxy Statement

i

ii

Information about the Annual Meeting and Voting
       The Board of Directors of Reynolds American Inc. (“RAI” or the “Company”) is soliciting your proxy to vote at our 2006 annual meeting of shareholders (or any adjournment or postponement of the annual meeting). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2006 annual meeting. Please read it carefully.
      For ease of reading, we use certain defined terms in this proxy statement. As with the terms defined in the first sentence of the previous paragraph, defined terms appear in quotations and parentheses when they are initially defined. Defined terms are capitalized when they are subsequently used in this document.
      We began mailing this proxy statement and the enclosed proxy card on or about March 29, 2006, to all shareholders entitled to vote. We also mailed RAI’s 2005 annual report to shareholders, together with RAI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission (the “SEC”), along with this proxy statement.
When and where will the annual meeting be held?
      The date, time and place of our 2006 annual meeting is set forth below:

Date:	Wednesday, May 3, 2006
Time:	9:00 a.m. (Eastern time)
Place:	Reynolds American Plaza Building Auditorium RAI Corporate Offices 401 North Main Street Winston-Salem, North Carolina 27101
What is required to attend the annual meeting?
      Attendance at our 2006 annual meeting will be limited to our shareholders as of the record date of March 6, 2006, and to guests of RAI. Admittance tickets will be required. If you are a shareholder and plan to attend, you MUST request an admittance ticket by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina, 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of March 6, 2006, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk, but not mailed to you in advance of the meeting.
      We anticipate that a large number of shareholders will attend the meeting. Seating is limited, so we suggest you arrive early. The auditorium will open at 8:30 a.m.
      If you have a disability, we can provide reasonable assistance to help you participate in the meeting. If you plan to attend the meeting and require assistance, please write or call the Office of the Secretary of RAI at least one week before our meeting at P.O. Box 2990, Winston-Salem, North Carolina 27102-2990; telephone number (336) 741-5162.
What is the purpose of the annual meeting?
      At our 2006 annual meeting, shareholders will vote upon the matters outlined in the notice of meeting, including the election of directors, ratification of the selection of the Company’s independent auditors, and two shareholder proposals, if such proposals are presented by their proponents at the meeting. Also, RAI’s management will report on RAI’s performance during the last fiscal year and respond to questions from shareholders.

What are the Board’s recommendations regarding the matters to be acted on at the annual meeting?
      The Board recommends a vote:

•	for the election of all nominees as Class II directors,

•	for the ratification of the selection of KPMG LLP as our independent auditors for the Company’s 2006 fiscal year,

•	against the two shareholder proposals described on pages 42 to 47 of this proxy statement, and

•	for or against any other matters that come before the annual meeting, as the proxy holders deem advisable.
Who is entitled to vote at the annual meeting?
      Shareholders who owned RAI common stock at the close of business on March 6, 2006, the record date, are entitled to vote. As of the record date, we had 147,749,056 shares of RAI common stock outstanding. Each outstanding share of RAI common stock is entitled to one vote. The number of shares you own is reflected on your proxy card.
Is there a difference between holding shares “of record” and holding shares in “street name”?
      Yes. If your shares are registered directly in your name with RAI’s transfer agent (The Bank of New York), then you are considered to be the shareholder “of record” with respect to those shares, and these proxy materials are being sent directly to you by RAI. If your shares are held in the name of a bank, broker or other nominee, then you are considered to hold those shares in “street name” or to be the “beneficial owner” of such shares. If you are a beneficial owner, then these proxy materials are being forwarded to you by your nominee who is considered the shareholder of record with respect to the shares.
How many votes must be present to hold the annual meeting?
      A quorum of shareholders is necessary to hold a valid meeting. The holders of record, present in person or by proxy at the meeting, of a majority of the shares entitled to vote constitute a quorum. Once a share is represented for any purpose at the meeting, it is considered present for quorum purposes for the remainder of the meeting. Abstentions, shares that are withheld as to voting with respect to one or more of the director nominees and “broker non-votes” will be counted in determining the existence of a quorum. A “broker non-vote” occurs on an item when a nominee is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee with such instructions.
How can I vote my shares?
      You may vote in person at the 2006 annual meeting or you may designate another person — your proxy — to vote your stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to vote your shares by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting. If you are a shareholder of record, then there are three ways to vote by proxy:

•	By telephone — You can vote by telephone by calling (800) 690-6903 (toll-free) on a touch-tone telephone and following the instructions on the proxy card,

•	By Internet — You can vote by Internet by logging onto the Internet, going to the web site www.proxyvote.com and following the instructions on your computer screen, or

•	By mail — You can vote by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope, which is postage-paid if mailed in the United States.
      If you are a beneficial owner, then you have the right to direct your nominee on how to vote. Your nominee has enclosed a voting instruction card for you to use in providing voting directions. Note that telephone and Internet voting also will be offered to beneficial owners by certain nominees.
If I hold shares in an employee benefit plan sponsored by RAI, how will those shares be voted?
      If you participate in the Reynolds American Capital Investment Plan (the “CIP”) or in the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico (the “SIP”), then your proxy card will serve as voting instructions for the trustee of the CIP or the custodian of the SIP for shares of RAI common stock allocated to your account under the CIP or the SIP. Shares for which no instructions are received will be voted by the trustee of the CIP and the custodian of the SIP in the same proportion as the shares for which instructions are received by each of them.
What are my choices when voting?
      You may specify whether your shares should be voted for all, some or none of the nominees for election as Class II directors. You also may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, each of the other proposals.
What if I do not specify how I want my shares voted?
      If you vote by proxy, one of the individuals named on the card (your proxy) will vote your shares as you have directed. If you are a shareholder of record and return a signed proxy card, or if you give your proxy by telephone or over the Internet, but do not make specific choices, your proxy will vote your shares in accordance with the Board’s recommendations listed above. If you hold your shares in street name and do not provide your nominee with voting instructions, then whether your shares will be voted depends upon the particular item being submitted for shareholder approval. Please see the discussion below under “— How many votes are required to elect directors and adopt the other proposals?” for further information on the voting of shares.
      If any other matter is presented at our 2006 annual meeting, then your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters that had been properly presented to be acted upon at the annual meeting.
Can I change my proxy?
      Yes. You may revoke or change your proxy by:

•	sending in another signed proxy card with a later date,

•	notifying our Secretary in writing before the meeting that you have revoked your proxy, or

•	voting in person at the meeting or through Internet or telephone voting. Your latest telephone or Internet vote is the one that is counted.
If I want to vote my shares in person at the annual meeting, what must I do?
      If you plan to attend the meeting and vote in person and you hold your shares directly in your own name, then we will give you a ballot when you arrive. However, if you hold your shares in street name, then you must obtain a legal proxy assigning to you the right to vote your shares from the nominee who is the shareholder of record. The legal proxy must accompany your ballot to vote your shares in person.
How many votes are required to elect directors and adopt the other proposals?
      The required number of votes depends upon the particular item to be voted upon:

Item	Vote Necessary*

• Item 1: Election of Class II Directors	Directors are elected by a “plurality” vote of shares cast at the meeting, meaning that the director nominee with the most votes for a particular slot is elected for that slot. Director nominees do not need a majority to be elected.
• Item 2: Ratification of appointment of independent auditors	Approval requires the affirmative vote of a majority of the shares cast at the meeting.
• Items 3-4: Shareholder proposals	Approval requires the affirmative vote of a majority of the shares cast at the meeting.

*	Under rules of the New York Stock Exchange (the “NYSE”), if you hold your shares in street name, then your broker is permitted to vote your shares on Items 1 and 2 even if it does not receive voting instructions from you. Under NYSE rules, your broker may not vote your shares on Items 3 and 4 without instructions from you. Without your voting instructions, a broker non-vote will occur on Items 3 and 4. Abstentions, shares that are withheld as to voting with respect to nominees for director and broker non-votes will not be counted as a vote cast in favor of or against a proposal.
Who counts the votes?
      We will retain an independent party, ADP Investor Communication Services, Inc., to receive and tabulate the proxies, and to serve as an inspector of election to certify the results.
Are votes confidential?
      The votes of all shareholders will be held in confidence from directors, officers and employees of the Company, except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company,

•	in case of a contested proxy solicitation,

•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or

•	to allow the independent inspectors of election to certify the results of the vote.
How do I obtain the voting results?
      Preliminary voting results will be announced at the 2006 annual meeting, and will be set forth in a press release that we intend to issue after the annual meeting. The press release will be available on our web site at www.reynoldsamerican.com. Final voting results will be published in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2006, which we will file with the SEC. A copy of this Quarterly Report on Form 10-Q will be available on our web site after its filing with the SEC.

Can I access RAI’s proxy materials and annual report electronically?
      Yes. The proxy statement and our fiscal 2005 Annual Report on Form 10-K are available on our web site at www.reynoldsamerican.com.
      Also, instead of receiving by mail paper copies of documents issued by RAI in the future, including, without limitation, prospectuses, annual reports, proxy materials and other routine Company filings, shareholders can elect to receive an e-mail that will provide electronic links to these documents. If you are a registered shareholder, and have not already elected to view documents issued by us over the Internet, then you can choose to receive these documents electronically by following the appropriate prompts when you vote using the Internet. (If you hold your RAI common stock in nominee name, then you should review the information provided by your nominee for instructions on how to elect to view future proxy materials and annual reports using the Internet.) By choosing to receive shareholder materials electronically, you support us in our effort to control escalating printing and postage costs. We hope that our shareholders find this service convenient and useful. Costs normally associated with electronic access, such as usage and telephonic charges, will be your responsibility.
      If you elect to view our annual reports and proxy materials using the Internet, we will send you a notice at the e-mail address provided by you explaining how to access these materials, but we will not send you paper copies of these materials unless you request them. We also may choose to send one or more items to you in paper form even though you elected to receive them electronically. Your consent to receive materials electronically rather than by mail will be effective until you revoke it by terminating your registration by going to the web site www.icsdelivery.com/rai, writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990, or calling us at (336) 741-5162. If at any time you would like to receive a paper copy of the annual report, proxy statement or other documents issued by us, you may request any of these documents by writing to the address above, calling us at (336) 741-5162 or going to the web site www.reynoldsamerican.com.
      By consenting to electronic delivery, you are stating to us that you currently have access to the Internet and expect to have access to the Internet in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because we may rely on your consent and not deliver paper copies of documents, including, for example, future annual meeting materials or other documents issued by us.
Can RAI deliver only one set of annual meeting materials to multiple shareholders who share the same address?
      Yes. SEC rules allow us to send a single copy of each of our future annual reports and proxy statements to two or more of our shareholders sharing the same address (although you will receive a separate proxy card for each shareholder in the household), subject to certain conditions, in a process called “householding.” We encourage your participation in this program. It not only allows us to reduce costs, but is more environmentally friendly by reducing the unnecessary use of materials.
      This year, we have requested that nominees household to shareholders who share the same last name and address and hold their shares through a nominee, so that they will receive only one copy of the proxy statement and annual report per address. If you would like to receive a separate copy of these disclosure materials, please write to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, N.C. 27102-2990, call us at (336) 741-5162, or go to the web site www.reynoldsamerican.com. If you hold your RAI common stock in nominee name, additional information regarding householding of disclosure documents should be forwarded to you by your nominee.
      Although we are not currently able to provide full householding to shareholders of record, if you are a shareholder of record, then you can reduce mailings to your household by agreeing to access future proxy statements and annual reports using the Internet. For further discussion of electronic delivery of documents, please refer to the discussion above under “— Can I access RAI’s proxy materials and annual report electronically?”
How will RAI solicit votes and who will pay for the proxy solicitation?
      We are soliciting this proxy on behalf of your Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail, but our directors, officers and employees also may solicit by telephone, telecopy or in person. We will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitation services. We will reimburse nominees, if they request, for their expenses in forwarding proxy materials to beneficial owners.
Is a list of shareholders available?
      Yes, an alphabetical list of the names of all shareholders of record, as of the close of business on the record date, will be available for inspection by any shareholder or his or her representative, upon written demand, during the period from April 3, 2006 to May 3, 2006. This list can be viewed at RAI’s corporate offices located at 401 North Main Street, Winston-Salem, North Carolina 27101 between the hours of 8:30 a.m. and 5:00 p.m. Under applicable North Carolina law, a shareholder or his or her representative may, under certain circumstances and at the shareholder’s expense, copy the list during the period it is available for inspection. A shareholder desiring to inspect and/or copy the shareholder list should contact the Company’s Secretary at 401 North Main Street, Winston-Salem, North Carolina 27101 (phone: (336) 741-5162), to make necessary arrangements. In addition, the Company will make the shareholders’ list available for inspection to any shareholder or his or her representative during the 2006 annual meeting.
Who should I contact if I have questions about voting at the annual meeting?
      If you have any questions or need further assistance in voting your shares, please contact:
Reynolds American Inc.
Shareholder Services
P.O. Box 2990
Winston-Salem, NC 27102-2990
(866) 210-9976 (toll-free)

The Board of Directors
Item 1: Election of Class II Directors
      The business and affairs of RAI are managed under the direction of your Board of Directors. The 11-person Board is divided into three classes, two classes of four directors each and one class of three directors, with each class serving staggered terms of three years. The Class I directors have a term ending on the date of the 2008 annual meeting, the Class II directors have a term ending on the date of the 2006 annual meeting, and the Class III directors have a term ending on the date of the 2007 annual meeting. Pursuant to the Company’s articles of incorporation, each class is to consist, as nearly as may reasonably be possible, of one-third of the total number of directors constituting the Board. The Company does not impose term limits on members of the Board, but expects that no director will be nominated for election to the Board following his or her 70th birthday.
      Each of the following persons currently serving on the Board as a Class II director has been nominated for re-election to such class at the 2006 annual meeting: Antonio Monteiro de Castro, H.G.L. (Hugo) Powell, Joseph P. Viviano and Thomas C. Wajnert. If re-elected at the 2006 annual meeting, such persons will hold office until the 2009 annual meeting or until their successors have been elected and qualified.
      Pursuant to the terms of the Governance Agreement, dated July 30, 2004 (as amended, the “Governance Agreement”), by and among RAI, Brown & Williamson Holdings, Inc. (formerly known as Brown & Williamson Tobacco Corporation) (“B&W”) and British American Tobacco p.l.c., the parent corporation of B&W (“BAT”), B&W has designated Messrs. Monteiro de Castro and Powell as nominees for re-election to the Board. (The material terms of the Governance Agreement relating to the nomination of directors are described below under “— Governance Agreement.”) The Board’s Corporate Governance and Nominating Committee (the “Governance Committee”) also has recommended Messrs. Viviano and Wajnert as nominees for re-election to the Board. The other persons who have been designated by B&W pursuant to the Governance Agreement as directors of RAI are Betsy S. Atkins (a Class I director) and Martin D. Feinstein and Neil R. Withington (Class III directors).
      As previously disclosed, two directors resigned from the Board during the 2005 fiscal year — Robert S. (Steve) Miller, who resigned as a Class I director effective July 13, 2005, and Andrew J. Schindler, who resigned as Non-Executive Chairman of the Board and a Class III director effective December 31, 2005.
      Your proxy will vote for each of the nominees for Class II directors unless you specifically withhold authority to vote for a particular nominee. If any such nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected.
      Your Board of Directors recommends a vote FOR the election of all nominees as Class II directors.

Biographies of Board Members
      Certain biographical information regarding the persons nominated for re-election to the Board at our 2006 annual meeting and regarding the other persons serving on the Board is set forth below:
  Director Nominees

Class II Directors (terms expiring in 2009)

Name	Age	Business Experience

Antonio Monteiro de Castro	60	Mr. Monteiro de Castro has been the Chief Operating Officer of BAT, the world’s second largest publicly traded tobacco group, since January 2004 and has served as a director of BAT since March 2002. He joined BAT in 1996 as the Regional Director for Latin America and the Caribbean. Previously, Mr. Monteiro de Castro served as Vice President of Souza Cruz SA, the Brazilian subsidiary of BAT, beginning in 1989. He became President and CEO of Souza Cruz SA in 1991, and served in such capacity until 1995. Mr. Monteiro de Castro commenced serving on the Board of RAI as of July 30, 2004. He also is President of the Administrative Council, Souza Cruz SA and a member of the board of the Getulio Vargas Foundation.
H.G.L. (Hugo) Powell	61	Mr. Powell retired in 2002 from Interbrew S.A., an international brewer that in 2004 became part of InBev S.A., where he served as Chief Executive Officer since 1999. During Mr. Powell’s tenure as Chief Executive Officer, he led Interbrew through a crucial period in its expansion and evolution, including the completion of 33 acquisitions. Between 1984 and 1999, Mr. Powell held various operational positions within John Labatt Ltd. and Interbrew, including Chief Executive Officer of Interbrew Americas since 1995. Mr. Powell commenced serving on the Board of RAI as of July 30, 2004.
Joseph P. Viviano	67	Mr. Viviano served as the Vice Chairman of Hershey Foods Corporation, a chocolate and confectionery manufacturer, from January 1999 until his retirement in April 2000. Previously, Mr. Viviano had been President and Chief Operating Officer of Hershey Foods Corporation from 1994 through 1998. Mr. Viviano commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of RJR from June 1999 to July 2004. He also is a member of the boards of directors of Chesapeake Corporation, Harsco Corporation and RPM International Inc.

Name	Age	Business Experience

Thomas C. Wajnert	62	Mr. Wajnert has been Managing Director of Fairview Advisors, LLC, a merchant bank he co-founded, since January 2002. Mr. Wajnert retired as Chairman of the Board and Chief Executive Officer of AT&T Capital Corporation, a commercial finance and leasing company, where he was employed from November 1984 until December 1997. He was self-employed and participated in several private equity transactions in the technology and human resources outsourcing areas from December 1997 to December 2001. Mr. Wajnert commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of RJR from June 1999 to July 2004. Mr. Wajnert also serves on the boards of directors of JLG Industries, Inc., NYFIX, Inc. and United Dominion Realty Trust, Inc., and is Non-Executive Chairman of FGIC, Inc., a privately held financial guarantee insurance company.
  Continuing Directors

Class III Directors (terms expiring in 2007)

John T. Chain, Jr.	71	General (Retired) Chain has been the Chairman of Thomas Group, Inc., an international management-consulting firm, since May 1998 and has been a member of the board of directors of Thomas Group, Inc. since May 1995. He served as the President of Quarterdeck Equity Partners, Inc., an investor in the aerospace industry, from January 1996 to January 2003. He also served as Special Assistant to the Chairman of Burlington Northern Santa Fe Corporation, a major U.S. freight railroad, from November 1995 to March 1996, and as an Executive Vice President of Burlington Northern from 1991 to November 1995. For more than five years prior to that time, he served as a General (Commander-in-Chief, the Strategic Air Command) in the United States Air Force. General Chain commenced serving on the Board of RAI as of July 30, 2004, and was appointed its Lead Director as of January 1, 2006, and served on the boards of directors of RJR from June 1999 to July 2004, RJR Nabisco, Inc. (now known as RJR) from 1994 to June 1999, and of Nabisco Group Holdings Corp. (the former parent of RJR) from 1994 to December 2000. General Chain also is a member of the boards of directors of ConAgra Foods, Inc., Northrop Grumman Corporation, Kemper Insurance and Thomas Group, Inc.

Name	Age	Business Experience

Martin D. Feinstein	57	Mr. Feinstein was the Chairman of Farmers Group, Inc. and Farmers New World Life Insurance Company from 1997 to July 2005 and served as the Chief Executive Officer of Farmers Group, Inc. from 1997 to April 2005 and as President and Chief Operating Officer of Farmers Group, Inc. from 1995 to 1996. He retired from Farmers Group, Inc. in July 2005. Prior to 1995, Mr. Feinstein held various management positions with Farmers Group, Inc., including Senior Vice President — Property/Casualty Operations, Senior Vice President — Chief Information Officer and Senior Vice President — Chief Marketing Officer from 1980 to 1994. Farmers Group, Inc. is a holding company of Farmers New World Life Insurance Company. Farmers Group, Inc. was an indirect, wholly owned subsidiary of B.A.T. Industries p.l.c., an affiliate of BAT, from 1988 to 1998. Mr. Feinstein was a member of the board of directors of B.A.T. Industries p.l.c. from January 1997 to September 1998, and was a member of the Group Management Board of Zurich Financial Services from 1998 to April 2005. Mr. Feinstein commenced serving on the Board of RAI as of November 30, 2005. He also is a member of the board of directors of Openwork and Clear Technology.
Susan M. Ivey	47	Ms. Ivey has been President and Chief Executive Officer of RAI since January 2004, and was elected the Chairman of the Board of RAI effective January 1, 2006, and, since July 2004, has been Chairman of the Board and Chief Executive Officer of RJR Tobacco. She served as President and Chief Executive Officer of B&W from 2001 to 2004. Ms. Ivey also served as a director of B&W from 2000 to 2004 and Chairman of the Board of B&W from January 2003 to 2004. Ms. Ivey joined B&W in 1981 as a trade marketing representative. After holding a number of trade and brand positions, she accepted an international assignment with BAT in 1990. While overseas, Ms. Ivey held a number of positions, including Director of Marketing in China and Head of International Brands at BAT. She returned to B&W in 1999 as Vice President of Marketing and subsequently became Senior Vice President of Marketing, a position that she held until her appointment in 2001 as President and Chief Executive Officer of B&W. Ms. Ivey commenced serving on the Board of RAI as of January 2004. She also is a member of the board of directors of Bellarmine University and the Winston-Salem YWCA, and is a member of The Committee of 200, an international organization of female chief executive officers, entrepreneurs and business leaders, and a member of The Business Council, a national organization of chief executive officers.

Name	Age	Business Experience

Neil R. Withington	49	Mr. Withington has been Director, Legal and Security, and Group General Counsel of BAT, the world’s second largest publicly traded tobacco group, since August 2000. Mr. Withington joined BAT in 1993 as a Senior Lawyer and served in that capacity until 1995. He was named as the Assistant General Counsel and Head of Product Liability Litigation Group of BAT in 1996. Mr. Withington then served as the Deputy General Counsel of BAT from 1998 until 2000. Mr. Withington commenced serving on the Board of RAI as of July 30, 2004.

Class I Directors (terms expiring in 2008)

Betsy S. Atkins	51	Ms. Atkins has been the Chief Executive Officer of Baja Ventures, an independent venture capital firm focused on the technology and life sciences industry, since 1994. Previously, Ms. Atkins served as Chairman and Chief Executive Officer of NCI, Inc., a functional food/ nutraceutical company, from 1991 through 1993. Ms. Atkins was a co-founder of Ascend Communications, Inc. in 1989 and a member of its Board of Directors, and served as its Worldwide Sales, Marketing and International Executive Vice President prior to its acquisition by Lucent Technologies in 1999. Ms. Atkins commenced serving on the Board of RAI as of July 30, 2004. Ms. Atkins also serves on the board of directors of Polycom, Inc., Chico’s FAS Inc. and SunPower Corporation, as well as a number of private companies. Ms. Atkins also was a Presidential- appointee to the Pension Benefit Guaranty Corporation advisory committee and is a Governor-appointed member of the Florida International University Board of Trustees.
E.V. (Rick) Goings	60	Mr. Goings has been Chairman and Chief Executive Officer of Tupperware Brands Corporation, a worldwide direct-selling consumer products company, since October 1997, and served as its President and Chief Operating Officer from November 1992 until October 1997. Prior to joining Tupperware, Mr. Goings served at Avon Products Inc., a leading direct seller of beauty and related products, from 1985 to November 1992, where he held a number of senior management positions: in Europe as President of Avon Germany, in the Pacific Rim as Group Vice President and Senior Operating Officer, and ultimately in the United States as President of Avon USA. Mr. Goings commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of RJR from June 2002 to July 2004. Mr. Goings also is a member of the boards of directors of Tupperware Brands Corporation, Rollins College and SunTrust Bank, Central Florida N.A., and is the former National Chairman, and current Chairman-Elect, of the Board of Governors for the Boys and Girls Clubs of America.

Name	Age	Business Experience

Nana Mensah	53	Mr. Mensah has been the Chairman and Chief Executive Officer of ‘XPORTS, Inc., a privately held company that exports food packaging and food processing equipment and pharmaceuticals to foreign markets, since January 2005, and previously served in those same positions from April 2003 until July 2003 and from October 2000 until December 2002. He had served as the Chief Operating Officer — Domestic of Church’s Chicken, a division of AFC Enterprises, Inc. and one of the world’s largest quick-service restaurant chains, from August 2003 to December 2004, when it was sold to a private equity firm. Mr. Mensah was President, U.S. Tax Services of H&R Block Inc., a tax, mortgage and financial services company, from January 2003 until March 2003. He also was a management consultant from October 1999 to September 2000. Previously, Mr. Mensah served as President and Chief Operating Officer of Long John Silver’s Restaurants, Inc., the world’s largest chain of seafood quick-service restaurants, from 1997 until it was sold under his auspices in October 1999. From 1994 until 1997, he worked for PepsiCo in a variety of senior executive positions. Mr. Mensah commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of RJR from June 1999 to July 2004. Mr. Mensah is a Distinguished Fellow at Georgetown College in Kentucky. He also is a member of the boards of trustees of the Lexington Philharmonic Society and the Children’s Miracle Network.
Governance Agreement
      In connection with the business combination transactions (the “Business Combination”) consummated on July 30, 2004, pursuant to which, among other things, the U.S. cigarette and tobacco business of B&W was combined with the business of RJR Tobacco, RAI, B&W and BAT entered into the Governance Agreement, which sets forth the parties’ agreement regarding various aspects of the governance of RAI, including the nomination of RAI directors. As noted above, under “— Item 1: Election of Class II Directors,” the Board currently consists of 11 persons. Under the terms of the Governance Agreement, the Board is nominated as follows:

Nominator	Nominee

B&W	B&W has the right to designate for nomination five directors, at least three of whom are required to be independent directors and two of whom may be executive officers of BAT or any of its subsidiaries.

Governance Committee	The Governance Committee will recommend to the Board for nomination:
• the chief executive officer of RAI or an equivalent senior executive officer, and
• the remaining directors, each of whom is required to be an independent director.
      The number of directors B&W is entitled to designate for nomination to the Board will be affected by the amount of RAI common stock which B&W owns. (As of the date of this proxy statement, B&W owns approximately 42% of RAI common stock.) Specifically, the Governance Agreement provides that designations by B&W will be subject to the following limitations prior to the recommendation of nominees by the Governance Committee:

If B&W’s ownership interest in RAI as of a specified date is:	B&W will have the right to designate:

• less than 32% but greater than or equal to 27%	• two independent directors, and
• two directors who may be executive officers of BAT or any of its subsidiaries.

• less than 27% but greater than or equal to 22%	• two independent directors, and
• one director who may be an executive officer of BAT or any of its subsidiaries.

• less than 22% but greater than or equal to 15%	• one independent director, and
• one director who may be an executive officer of BAT or any of its subsidiaries.

• less than 15%	• no directors.
In addition, the Governance Agreement provides that in no event will the number of directors designated by B&W divided by the total number of directors then comprising the Board, exceed the number of directors which B&W is then entitled to designate pursuant to the terms of the Governance Agreement divided by 12, rounded up to the nearest whole number.
      For purposes of the Governance Agreement, an independent director means a director who would be considered an “independent director” of RAI under the NYSE listing standards, as such listing standards may be amended from time to time, and under any other applicable law that imposes as a condition to any material benefit to RAI or any of its subsidiaries, the independence of one or more members of the Board, excluding, in each case, requirements that relate to “independence” only for members of a particular committee or directors fulfilling a particular function. In no event will any person be deemed to be an “independent director” if such person is, or at any time during the three years preceding the date of determination was, a director, officer or employee of BAT or any of its subsidiaries, other than RAI and its subsidiaries, if applicable. In addition, no person will be deemed to be an “independent director” unless such person also would be considered to be an “independent director” of BAT under the NYSE listing standards, whether or not such person is in fact a director of BAT, assuming the NYSE listing standards were applicable to BAT. Under the Governance Agreement, the fact that a person has been designated by B&W for nomination will not by itself disqualify that person as an “independent director.”
      Pursuant to the Governance Agreement, because the Board has included all of B&W’s designees on management’s slate of nominees, and because the Board will include the number of directors designated by B&W in accordance with the terms of the Governance Agreement following the election of directors at the 2006 annual meeting, BAT and its subsidiaries will vote, pursuant to an irrevocable proxy, their shares of RAI common stock in favor of management’s slate of nominees (consisting of Messrs. Monteiro de Castro, Powell, Viviano and Wajnert) at the 2006 annual meeting. Under the Governance Agreement, BAT and its subsidiaries will not be required to vote in favor of management’s slate of nominees at a particular shareholders’ meeting if a third party has made a material effort to solicit proxies in favor of a different slate of directors for that meeting.
Determination of Independence of Directors
      The NYSE listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the NYSE listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company or its subsidiaries or affiliates. In accordance with the NYSE listing standards, RAI’s Board has adopted the following standards to assist it in its determination of director independence; a director will be determined not to be independent under the following circumstances:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company,

•	The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service),

•	(a) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time,

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee, or

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or two percent of such other company’s consolidated gross revenues.
      The foregoing director independence standards are set forth in the Company’s Corporate Governance Guidelines (the “Governance Guidelines”), which can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.
      The Board has determined that the following directors are independent within the meaning of the foregoing NYSE listing standards: Betsy S. Atkins, John T. Chain, Jr., Martin D. Feinstein, E.V. (Rick) Goings, Nana Mensah, H.G.L. (Hugo) Powell, Joseph P. Viviano and Thomas C. Wajnert. None of the foregoing independent directors has any relationship with the Company, other than being a director and/or shareholder of the Company.
Committees and Meetings of the Board of Directors
      The standing committees of the Board are the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. During 2005, the Board established an ad hoc special committee (the “Special Committee”) which is described in further detail below. All of the current committees of the Board are comprised of non-management directors, who are independent as defined by applicable NYSE listing standards as discussed above under “— Determination of Independence of Directors.” Pursuant to the Governance Agreement, each of the Board committees will have at least five members, though each of the Audit Committee and the Compensation Committee currently has one vacancy, and the Special Committee is currently comprised of three directors. The Governance Agreement also provides that the directors designated by B&W will have proportionate representation on each Board committee, with at least one director designated by B&W serving on each Board committee so long as any directors designated by B&W serve on the Board. Notwithstanding the foregoing, a director designated by B&W may not serve on any Board committee if such service would violate mandatory legal or exchange listing requirements or any other applicable law which requires committee member independence as a condition to a material benefit to RAI or any of its subsidiaries.
      The Special Committee is responsible for evaluating business development opportunities and making recommendations to the entire Board regarding such opportunities. The Special Committee met twice during 2005. The current members of the Special Committee are John T. Chain, Jr. (Chair), H.G.L. (Hugo) Powell (a B&W designee) and Thomas C. Wajnert.
      Each of the Board’s three standing committees operates in accordance with the terms of a written charter. Copies of each such charter can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. Information regarding the activities of each standing Board committee is set forth below.

Audit Committee
      The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities by:

•	overseeing that management has maintained the reliability and integrity of the Company’s accounting policies, financial reporting and disclosure practices and financial statements,

•	overseeing that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Company,

•	overseeing that management has established and maintained processes to assure compliance by the Company with all applicable laws, regulations and Company policies,

•	overseeing the integrity of the Company’s financial statements and the Company’s compliance with legal and regulatory requirements, and

•	overseeing the qualifications, independence and performance of the Company’s independent auditors and internal audit department.
The Audit Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the Company’s independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee also serves as a qualified legal compliance committee, within the meaning of the Sarbanes-Oxley Act of 2002, responsible for, among other things, reviewing reports by RAI’s attorneys of any material violations of securities laws and any material breaches of fiduciary duties under applicable law.
      The RAI Audit Committee met ten times during 2005. The current members of the Audit Committee are Martin D. Feinstein (a B&W designee), Nana Mensah, H.G.L. (Hugo) Powell (a B&W designee) and Thomas C. Wajnert (Chair). The Board has determined that Mr. Wajnert meets the definition of an “audit committee financial expert,” within the meaning of Item 401(h)(2) of Regulation S-K.

Compensation Committee; Compensation Committee Interlocks and Insider Participation
      The Compensation Committee:

•	approves, or makes recommendations to the Board with respect to, compensation and grants of restricted stock, performance shares, performance units and other long-term incentives to management employees,

•	administers plans and programs relating to employee benefits, incentives and compensation,

•	initiates and oversees annually the evaluation of the performance of the Chief Executive Officer, and

•	reviews and reports to the Board on succession planning for RAI’s Chief Executive Officer and other top executive management positions.
      The RAI Compensation Committee met seven times in 2005. The current members of the Compensation Committee are Betsy S. Atkins (a B&W designee), John T. Chain, Jr., E.V. (Rick) Goings and Joseph P. Viviano (Chair). B&W has provided a revocable waiver with respect to its right to have an additional B&W designee serve on the Compensation Committee.
      An SEC rule requires the Company to disclose the existence of certain relationships involving any member of RAI’s Compensation Committee, on the one hand, and the Company, on the other hand. Such relationships, referred to as “compensation committee interlocks and insider participation” include, among other things, (1) a former officer of an issuer serving as a member of that issuer’s compensation committee and (2) an executive officer of an issuer serving as a director of another entity, one of whose executive officers serves on that issuer’s compensation committee. During 2005, there were no compensation committee interlocks or insider participation at RAI.

Corporate Governance and Nominating Committee; Director Nomination Process
      The Corporate Governance and Nominating Committee:

•	reviews the qualifications of candidates for nomination to the Board and its committees,

•	recommends to the Board nominees for election as directors,

•	may nominate an independent director to serve as a lead director under the circumstances described below under “— Lead Director,”

•	reviews periodically the compensation of the Board in relation to comparable companies and recommends any changes needed to maintain appropriate and competitive Board compensation,

•	evaluates and recommends the processes and practices through which the Board conducts its business,

•	reviews and evaluates annually the assignment of the various oversight responsibilities and activities of the Board committees,

•	reviews RAI’s corporate governance policies and considers the adequacy of such policies in response to shareholder concerns, and

•	initiates and oversees annually an appraisal of the performance of the Board in meeting its corporate governance responsibilities.
      The RAI Governance Committee met four times in 2005. The current members of the Governance Committee are Betsy S. Atkins (a B&W designee), John T. Chain, Jr. (Chair), H.G.L. (Hugo) Powell (a B&W designee), Joseph P. Viviano and Thomas C. Wajnert.
      The Board is responsible for selecting its members, subject to shareholder approval and the relevant provisions of the Governance Agreement, but delegates the screening process to the Governance Committee with input from the Chairman of the Board and the Chief Executive Officer. The Governance Committee uses the following methods for identifying director nominees, other than incumbent directors being considered for re-election or nominees designated by B&W pursuant to the Governance Agreement:

•	professional third party search firms, which provide candidate names, biographies and background information,

•	the Governance Committee’s, the Board’s and management’s networks of contacts, and

•	shareholder recommendations.
      In connection with its process of identifying, screening and recommending candidates for Board membership, the Governance Committee evaluates each potential candidate against the qualifications set forth in its committee charter and the Governance Guidelines, and reviews the appropriate skills and characteristics required of directors in the context of prevailing business conditions and the then-existing composition of the Board. The qualifications considered in the selection of director nominees include the following:

•	extent of experience in business, finance or management,

•	overall judgment to advise and direct RAI and its operating subsidiaries in meeting their responsibilities to shareholders, customers, employees and the public, and

•	the interplay of a candidate’s experience with the experience of the other Board members and the extent to which the candidate would be a desirable addition to the Board and any of its committees.
The objective is a diverse Board that brings to RAI a variety of perspectives and skills derived from high quality business and professional experience.
      Additional policies regarding Board membership, as set forth in the Governance Guidelines, include the following:

•	a majority of the Board must be independent within the meaning of the Governance Guidelines and the NYSE listing standards,

•	the Executive Chairman of the Board, if there is one, and the Chief Executive Officer normally will be the only management directors,

•	a Board member, other than a non-independent designee of B&W pursuant to the Governance Agreement, who ceases to be active in his or her principal business or profession, or experiences other changed circumstances that could diminish his or her effectiveness as a Board member, is expected to offer his or her resignation to the Board, which will determine whether such member should continue to serve as a director, and

•	the Board expects that no director will be nominated for election or re-election to the Board following his or her 70th birthday.
      Shareholders may recommend candidates for Board membership by submitting their recommendations in writing to the Office of the Secretary, Reynolds American Inc., P. O. Box 2990, Winston-Salem, North Carolina 27102-2990. The written recommendation must provide the following information:

•	the candidate’s name, age, business address and, if known, residence address,

•	the candidate’s principal occupation or employment,

•	the number of shares of RAI common stock owned by the candidate,

•	the written consent of the candidate to be named in the proxy statement as a nominee, if applicable, and to serve as a director if elected, and

•	a description of all arrangements or understandings between the shareholder, the candidate and any other person or persons (naming such person or persons), pursuant to which the recommendation is being made by the shareholder.

      The Governance Committee will evaluate any director candidate recommended by a shareholder based upon the facts and circumstances at the time of the receipt of such recommendation. Applicable considerations would include:

•	whether the Governance Committee currently is looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist on the Board,

•	whether nomination of a particular candidate would be consistent with the Governance Agreement,

•	whether the current composition of the Board is consistent with the criteria described in the Governance Guidelines,

•	whether the candidate submitted possesses the requisite qualifications that generally are the basis for selection for candidates to the Board, as described in the Governance Guidelines and as described on page 17 above, and

•	whether the candidate would be considered independent under the Governance Guidelines and the NYSE listing standards.
The Governance Committee will not alter the manner in which it evaluates a candidate based on whether the candidate was recommended by a shareholder or otherwise.
      A shareholder also may nominate a person for election to the Board at the 2007 annual meeting of shareholders by providing notice and the other required information described in RAI’s Bylaws, in writing, to the Office of the Secretary, Reynolds American Inc., P. O. Box 2990, Winston-Salem, North Carolina 27102-1990, for receipt between October 30, 2006, and November 29, 2006. RAI’s Bylaws can be found in the “Governance” section of the www.reynoldsamerican.com web site or may be obtained, free of charge, from the Office of the Secretary.
      Incumbent directors are reviewed for suitability for continued service on the Board by the Governance Committee and the full Board prior to their nomination for re-election.
      Candidates are recommended to the full Board for nomination for election as directors only upon the affirmative vote of a majority of the members of the Governance Committee.

Lead Director
      During 2005, the Board amended the Governance Guidelines, allowing the independent directors to elect, upon nomination by the Governance Committee, an independent director to serve as Lead Director if the positions of Chairman of the Board and Chief Executive Officer are held by the same person. Following Mr. Schindler’s retirement, effective December 31, 2005, as Non-Executive Chairman of the Board, Ms. Ivey, RAI’s Chief Executive Officer and President, assumed the additional position of Chairman of the Board, effective January 1, 2006. Pursuant to the Governance Guidelines, the Board elected General Chain to serve as Lead Director, commencing January 1, 2006. Generally, a Lead Director serves for a three-year period, or until his or her earlier termination of service on the Board.
      The Lead Director is responsible for:

•	presiding over executive sessions of the non-management directors and the independent directors,

•	calling meetings of the non-management directors and the independent directors as he or she deems necessary,

•	facilitating communications and serving as a liaison between the non-management directors and the Chairman of the Board and Chief Executive Officer, though each director is free to communicate directly with the Chairman of the Board and Chief Executive Officer,

•	consulting with the Chairman of the Board, the Chief Executive Officer and the Secretary on the agenda for Board meetings and on the need for special meetings of the Board,

•	together with the Chair of the Compensation Committee, communicating to the Chief Executive Officer the results of the evaluation of his or her performance,

•	meeting with any director who is not adequately performing his or her duties as a member of the Board or any Board committee, and

•	otherwise consulting with the Chairman of the Board on matters relating to management effectiveness and Board performance.

Board Meetings
      The Governance Guidelines provide that each Board meeting agenda shall include time for an executive session with only directors and the Chief Executive Officer present, and an executive session with only non-employee directors present. In addition, the Governance Guidelines provide that at the Board meeting following each annual meeting of shareholders, the Board shall have an executive session with only independent directors present. The Lead Director, if one has been appointed, is responsible for presiding over executive sessions of the non-management directors and the independent directors. In the absence of the Lead Director, if one has been appointed, the Chair of the Governance Committee shall preside over executive sessions of the non-management directors and the independent directors. Similarly, if no Lead Director has been appointed, and the Chairman of the Board is an employee of the Company, the Chair of the Governance Committee shall preside over executive sessions with only non-employee directors or independent directors present.
      During 2005, there were seven meetings of the RAI Board. Each director attended at least 75 percent of the total meetings of the Board and committees of which he or she was a member. The Governance Guidelines provide that Board members are expected to attend annual meetings of shareholders, barring unavoidable circumstances that prevent attendance. All of the Company’s current directors who were directors on May 6, 2005, attended the Company’s annual shareholders’ meeting held on such date.
Director Compensation
      We provide to our non-employee directors (other than Messrs. Monteiro de Castro and Withington, both of whom are full-time employees of BAT) compensation for their service on the Board in the form of retainers and meeting fees, and certain equity awards, all as described in greater detail below. The Company pays BAT directly for the services of Messrs. Monteiro de Castro and Withington as directors of RAI, as discussed below under “— Payment to BAT for services of Certain Board Designees.” (The non-employee directors of the Company, other than Messrs. Monteiro de Castro and Withington, are collectively referred to as “Outside Directors.”) The Company does not compensate any director who is an employee of the Company or any of its subsidiaries in his or her capacity as a director, except that the Company does reimburse all directors for actual expenses incurred in connection with attendance at Board and committee meetings, including transportation, food and lodging expenses. If a guest accompanies a director on a trip to a Board meeting and that accompaniment was not at the invitation of RAI, then charges associated with that guest will not be reimbursed by RAI. Transportation, food and lodging expenses that are incurred by a guest and paid for by RAI will be imputed as income to the director. RAI also reimburses Outside Directors for the fees and expenses incurred by them in connection with their attendance at one director education program per year.

Annual Retainers and Meeting Fees

•	Each current Outside Director receives an annual retainer of $57,000, except that the Lead Director, if one is elected, receives a supplemental annual retainer of $20,000. In addition, effective

January 1, 2006, each Outside Director who is a Chair of one of the standing committees of the Board receives a supplemental annual retainer as follows: Audit Committee Chair — $20,000; Compensation Committee Chair — $10,000; and Governance Committee Chair — $10,000. During 2005, the supplemental annual retainers paid to the Chair of the Audit Committee, Compensation Committee and Governance Committee were $10,000, $7,500 and $5,000, respectively.

•	Current Outside Directors receive an attendance fee of $1,250 for each Board meeting attended. In addition, members of each Board committee (all of whom are Outside Directors) receive an attendance fee for each committee meeting attended as follows: Audit Committee — $1,500; Compensation Committee — $1,350; Governance Committee — $1,250; and Special Committee — $1,250.

•	In his capacity as Non-Executive Chairman of the Board from February 2, 2005 through his retirement from the Board effective December 31, 2005, Mr. Schindler was paid an annual retainer at the rate of $114,000 and an attendance fee of $2,500 for each Board meeting attended.

Deferred Compensation Plan
      Under the Amended and Restated Deferred Compensation Plan for Directors of Reynolds American Inc. (the “DCP”), Outside Directors may defer payment of their retainers and meeting fees until termination of service as a director or until a selected year in the future. Participating directors may elect, on an annual basis, to direct RAI to defer their retainers and meeting attendance fees in 25 percent increments to a cash account, a stock account or a combination of both. The plan provides that amounts deferred to a cash account earn interest at the prime rate as set by JPMorgan Chase Bank, and amounts deferred to a stock account mirror the performance of, and receive dividend equivalents based on, RAI common stock. Participating directors are entitled to receive a distribution, only in the form of cash, of their account balances either in full on the deferral date or in up to ten annual installments commencing on a selected future date.

Equity Awards
      The Company provides its Outside Directors with certain equity-based awards pursuant to the terms of the Amended and Restated Equity Incentive Award Plan for Directors of Reynolds American Inc. (the “EIAP”). Upon election to the Board, an Outside Director receives under the EIAP an initial grant of 3,500 deferred stock units or, at the director’s election, 3,500 shares of RAI common stock. Upon appointment as a Non-Executive Chairman of the Board, such director receives a grant of 3,500 deferred stock units or, at such person’s election, 3,500 shares of RAI common stock, so long as such director previously did not receive an initial grant upon his or her election to the Board. In addition, pursuant to the EIAP, each Outside Director received on July 30, 2005, and each Outside Director will receive thereafter on the date of each annual meeting of shareholders (provided the Outside Director remains on the Board after the date of such meeting), a grant of 1,000 (or, in the case of a Non-Executive Chairman of the Board, 2,000) deferred stock units or, at the director’s election, 1,000 (or, in the case of a Non-Executive Chairman, 2,000) shares of RAI common stock. If the Company does not hold an annual meeting of shareholders in any year, then the annual award under the EIAP will be made to Outside Directors on the anniversary of the preceding year’s annual meeting of shareholders. Shares of RAI common stock awarded to Outside Directors in lieu of deferred stock awards upon a director’s initial award or any annual award under the EIAP will not bear any transfer restrictions, other than any restrictions arising generally by virtue of federal and state securities laws. Each Outside Director also is entitled to receive a quarterly award of deferred stock units on the last day of each calendar quarter, with the number of units being equal to: $10,000 (or, in the case of a Non-Executive Chairman of the Board, $20,000) divided by the average closing price of a share of RAI common stock for each business day during the last month of such calendar quarter. If a director has served for less than the entire quarter, the number of units granted will be prorated based upon the period of such person’s actual Board service during the quarter.

      The deferred stock units granted under the EIAP receive dividends at the same rate as RAI common stock, but the dividends are credited in the form of additional deferred stock units. The deferred stock units have no voting rights. Distribution of deferred stock units will be made (as soon as practicable after the end of the year in which the participant ceases to be a director) at the participating director’s election either in a single lump sum or in up to ten annual, equal installments. At the election of the director, the payment of the initial and annual deferred stock unit grants may be made in cash or in RAI common stock, which shares of stock will not bear transfer restrictions other than any restrictions arising generally by virtue of federal and state securities laws. Distribution of the deferred stock units received in connection with a quarterly award will be made only in cash. Cash distributions of deferred stock units generally are based on the average closing price of RAI common stock during December of the year preceding payment. Notwithstanding the foregoing, upon the death of a participating director (whether before or after ceasing to serve as a director), any deferred stock units then outstanding in such director’s account will be distributed in a single lump sum cash amount to the director’s designated beneficiary or estate, as the case may be. Such distribution will be made after the end of the quarter in which the plan administrator is notified of the participant’s death and will be based upon the average closing price of RAI common stock during such month.
      An aggregate of 500,000 shares of RAI common stock have been authorized for issuance under the EIAP. Shares relating to awards under the EIAP that are forfeited, terminated or settled in cash in lieu of stock will become available for future grants. The EIAP also affords its administrator, the Governance Committee, the discretion to grant Outside Directors options to acquire shares of RAI common stock. Any such options will have an exercise price equal to the per share closing price of RAI common stock on the date of grant, will vest and become exercisable in full six months after the date of grant and will have a ten-year term. No options were granted to Outside Directors in 2005.

Other Benefits
      Insurance Benefits. RAI offers Outside Directors, during the term of their service on the Board, life insurance having a death benefit up to $100,000. The Company also offers Outside Directors excess liability insurance coverage of $10,000,000. Such excess coverage will remain in effect during the Outside Director’s term of service on the Board and, subject to the Outside Director’s payment of the premium for the period after termination of Board service, during the three-month period following the end of the director’s Board service. To receive such excess liability coverage, an Outside Director is required to maintain, at his or her own cost, underlying liability insurance with a limit of up to $500,000, depending upon the type of underlying coverage. Until April 30, 2005, the Company offered to each Outside Director automobile insurance coverage, for up to three vehicles, having a combined single limit of $300,000. Except as noted above, an individual Outside Director does not pay for the life, excess liability and automobile insurance coverages provided by the Company, except that the value of each such coverage is imputed to the individual for income tax purposes. Each Outside Director is also covered by the Company’s business travel insurance policy, which provides benefits of up to $500,000 upon an Outside Director’s death or accidental injury occurring while the director is traveling in connection with his service on the Board. All directors and officers of the Company and its subsidiaries also are covered by the Company’s directors’ and officers’ liability insurance policy, which has an aggregate coverage limit of $395 million.
      Matching Grants Program. All Outside Directors are eligible to participate in a matching grants program sponsored by the R.J. Reynolds Foundation. Pursuant to this program, the R.J. Reynolds Foundation will match grants, on a one-for-one basis, that a director makes to an educational, art, cultural or charitable organization. Effective as of January 1, 2006, the maximum, aggregate annual amount of the Foundation’s matching grants for each director was reduced from $20,000 to $10,000. A director may participate in the matching grants program through the end of the calendar year in which the director terminates his or her service on the Board.
      Miscellaneous Benefits. During his term of service as Non-Executive Chairman of the Board from February 2, 2005 through December 31, 2005, the Company provided Mr. Schindler (at no cost to him)

an office, located in the Company’s Winston-Salem, North Carolina headquarters, together with secretarial and administrative support. During 2005, General Chain took a personal flight on an aircraft owned or leased by RJR Tobacco. The aggregate incremental cost to RJR Tobacco of such flight was approximately $1,900. Such aggregate incremental cost includes variable costs of operating the aircraft, such as fuel costs, airport handling fees and catering costs, but excludes fixed costs, such as labor costs of the aircraft crew. The value of such personal flight as determined in accordance with applicable tax regulations, which value is less than the aggregate incremental cost, has been imputed as income to General Chain.

Payment to BAT for Services of Certain Board Designees
      In consideration for the services of Messrs. Monteiro de Castro and Withington as directors of RAI, the Company pays BAT $170,000 per year for each such director. Such amount is paid to BAT in lieu of any compensation (other than the reimbursement of certain expenses) to which Messrs. Monteiro de Castro and Withington otherwise would be entitled in their capacities as members of RAI’s Board.
Equity Ownership Guidelines
      After completion of five years of service as a member of the Board of Directors, each director is expected to hold and retain a minimum of 5,000 shares of RAI common stock. It is generally expected that a director will not dispose of RAI common stock during the first five years of service on the Board, unless the director holds and retains RAI common stock in excess of the minimum threshold level of 5,000 shares. For purposes of the foregoing ownership guidelines, RAI common stock includes:

•	shares of RAI common stock beneficially owned by the director,

•	deferred stock units or shares of RAI common stock granted to the director under the EIAP, and

•	deferred stock units received by the director as deferred compensation under the DCP.
      Shares of RAI common stock subject to unexercised stock options held by a director are not counted toward an individual director’s stock ownership target. These stock ownership guidelines do not apply to any director who is also an officer or employee of BAT so long as such director does not participate in any equity compensation plan made available to non-employee directors of the Company.
Code of Conduct
      RAI has adopted a Code of Conduct that applies to all directors, officers and employees of RAI and its subsidiaries, including RAI’s chief executive officer, chief financial officer and chief accounting officer. The Code of Conduct is intended to constitute a “code of ethics” within the meaning of Item 406(b) of Regulation S-K. Any amendment to, or waiver from, a provision of RAI’s Code of Conduct (other than technical, administrative or other non-substantive amendments) that applies to RAI’s chief executive officer, chief financial officer or chief accounting officer, or persons performing similar functions for RAI, will be disclosed on the www.reynoldsamerican.com web site within four business days following the date of the amendment or waiver. The Code of Conduct can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.
Shareholder Communications to the Board
      Shareholders and other constituencies may communicate directly with the Board or individual members of the Board by submitting written correspondence to Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. Shareholders and other constituencies may communicate directly with the non-management directors as a group by writing to the Lead Director or, if a Lead Director has not been appointed, to the Chair of the Governance Committee at the foregoing address.

Security Ownership of Certain Beneficial Owners and Management
Stock Ownership of Principal Shareholders
      We have been notified by the persons in the following table that they are beneficial owners (as defined by the rules of the SEC) of more than five percent of RAI common stock.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class(4)

British American Tobacco p.l.c.	61,952,762	(1)	41.93
Globe House 4 Temple Place London, WC2R 2PG
Brown & Williamson Holdings, Inc.	61,952,762	(1)	41.93
103 Foulk Road, Suite 117 Wilmington, Delaware 19803
Capital Research and Management Company	13,768,410	(2)	9.32
333 South Hope Street Los Angeles, California 90071
AMVESCAP PLC	10,496,875	(3)	7.10
11 Devonshire Square London, England EC2M 4YR
INVESCO Asset Management Limited	10,179,927	(3)	6.89
30 Finsbury Square London, England EC2A 1AG

(1)	Based upon a Schedule 13G filed with the SEC on February 9, 2005, and upon information furnished to the Company by Brown & Williamson Holdings, Inc. on February 21, 2006, and by British American Tobacco p.l.c. on March 2, 2006, (a) Brown & Williamson Holdings, Inc. and British American Tobacco p.l.c. hold sole dispositive and sole voting power over these shares and (b) Brown & Williamson Holdings, Inc. is the record and beneficial owner of these shares, and British American Tobacco p.l.c. is the beneficial owner of such shares by virtue of its indirect ownership of all of the equity and voting power of Brown & Williamson Holdings, Inc.

(2)	According to a Schedule 13G/A filed by Capital Research and Management Company with the SEC on February 10, 2006, Capital Research and Management Company, acting as an investment advisor to various investment companies, held sole dispositive power over these shares, and sole voting power over 4,625,140 of these shares, as of December 31, 2005.

(3)	According to a Schedule 13G/A filed by AMVESCAP PLC, a holding company, on behalf of itself and certain investment advisory subsidiaries, with the SEC on February 13, 2006, AIM Advisors, Inc., AIM Capital Management, Inc., INVESCO Asset Management Limited, INVESCO Institutional (N.A.), Inc. and INVESCO Kapitalanlagegesellschaft GmbH held, with respect to these shares, sole voting and dispositive power over 224,297 shares; 69,197 shares; 10,179,927 shares; 9,954 shares; and 13,500 shares, respectively, as of December 31, 2005.

(4)	Information in this column is based on 147,749,056 shares of RAI common stock outstanding on March 6, 2006, the record date for the 2006 annual meeting.
Stock Ownership of Management
      The following table indicates the number of shares of RAI common stock beneficially owned as of March 6, 2006, by each director, each executive officer named in the Summary Compensation Table appearing on page 29 of this proxy statement, and all directors and executive officers as a group, based on information provided to the Company by these individuals. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote, or the power to transfer, and stock options that are exercisable currently or become exercisable within 60 days. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares for which he or she is shown as beneficial owner.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership	Percent of Class(6)

Betsy S. Atkins(1)	0	*
Lynn J. Beasley(2)(3)	35,854	*
Charles A. Blixt(2)	7,167	*
John T. Chain, Jr.(1)	1,979	*
Jeffrey A. Eckmann(2)(3)	7,809	*
Martin D. Feinstein(1)	0	*
E.V. (Rick) Goings(1)(4)	13,500	*
Susan M. Ivey(2)(3)	30,042	*
Nana Mensah(1)	8,410	*
Antonio Monteiro de Castro	0	*
Dianne M. Neal(2)(3)	13,669	*
H.G.L. (Hugo) Powell(1)	0	*
Joseph P. Viviano(1)	4,000	*
Thomas C. Wajnert(1)	3,250	*
Neil R. Withington	0	*
All directors, director nominees and executive officers as a group (consisting of 24 persons)(5)	190,432	*

*	Less than 1 percent

(1)	The shares beneficially owned do not include the following deferred common stock units, which are RAI common stock equivalents awarded under the EIAP or credited under the DCP: (a) 5,514 units for each of Ms. Atkins, General Chain, and Messrs. Powell, Viviano and Wajnert; (b) 3,581 units for Mr. Feinstein; (c) 6,321 units for Mr. Goings; and (d) 716 units for Mr. Mensah. Messrs. Monteiro de Castro and Withington do not participate in either the EIAP or the DCP.

(2)	The shares beneficially owned do not include the following performance shares, granted under the Reynolds American Inc. Long-Term Incentive Plan (the “LTIP”), which are paid to the LTIP participant in cash upon vesting, but the value of which is derived from the value of RAI common stock: (a) 45,045 performance shares for Ms. Ivey; (b) 26,793 performance shares for Ms. Beasley; (c) 18,459 performance shares for Mr. Blixt; (d) 15,202 performance shares for Ms. Neal; and (e) 15,202 performance shares for Mr. Eckmann.

(3)	The shares beneficially owned include the following shares of restricted stock granted under the LTIP, which shares are subject to prohibitions against transfer, but carry voting and dividend rights, prior to vesting: (a) 26,972 shares of restricted stock for Ms. Ivey; (b) 11,817 shares of restricted stock for Ms. Beasley; (c) 7,414 shares of restricted stock for Ms. Neal; and (d) 6,609 shares of restricted stock for Mr. Eckmann.

(4)	The shares beneficially owned include 10,000 shares subject to outstanding options held by Mr. Goings.

(5)	The shares beneficially owned by all directors, director nominees and executive officers as a group: (a) do not include an aggregate of 156,855 performance shares granted to executive officers under the

LTIP, which shares are paid to LTIP participants in cash upon vesting, but the value of which is derived from the value of RAI common stock; (b) do not include an aggregate of 38,190 deferred common stock units awarded to directors under the EIAP or credited to directors under the DCP; (c) include an aggregate of 30,000 shares subject to outstanding options; (d) include an aggregate of 84,574 shares of restricted stock granted to executive officers under the LTIP, which shares are subject to prohibitions against transfer, but carry voting and dividend rights, prior to vesting; and (e) include 209 shares (as to which beneficial ownership is disclaimed) held by the wife of an executive officer.

(6)	The information in this column is based on 147,749,056 shares of RAI common stock outstanding on March 6, 2006, the record date for the 2006 annual meeting. For purposes of computing the percentage of outstanding shares held by each person named in the table, any security that such person has the right to acquire within 60 days is deemed to be held by such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Standstill Provisions; Transfer Restrictions
      In addition to provisions relating to the nomination and election of directors to the Company’s Board, the Governance Agreement, among other things, prohibits BAT and its subsidiaries from acquiring, or making a proposal to acquire, beneficial ownership of additional shares of RAI common stock until the earlier of July 30, 2014 (the tenth anniversary of the Governance Agreement) and the date on which a significant transaction is consummated (the “Standstill Period”). For purposes of the Governance Agreement, a significant transaction means any sale, merger, acquisition or other business combination involving RAI or its subsidiaries pursuant to which more than 30 percent of the voting power or the total assets of RAI would be received by any person or group. Under the Governance Agreement, BAT and its subsidiaries also are prohibited during the Standstill Period from taking certain actions, including, without limitation, participating in certain proxy solicitations with respect to RAI common stock and seeking additional representation on RAI’s Board. The Governance Agreement provides several exceptions to the foregoing prohibitions, including, without limitation, permitting BAT and its subsidiaries to acquire additional shares of RAI common stock in connection with certain BAT counteroffers made in response to a third party’s offer to enter into a significant transaction involving RAI.
      The Governance Agreement also restricts the ability of BAT and its subsidiaries to sell or transfer shares of RAI common stock. Specifically, during the term of the Governance Agreement, BAT and its subsidiaries may not:

•	sell or transfer RAI common stock if, to B&W’s knowledge, the acquiring party would beneficially own seven and one-half percent or more of the voting power of all of RAI’s voting stock after giving effect to such sale or transfer, or

•	in any six-month period, and except in response to certain tender or exchange offers, sell or transfer RAI common stock representing more than five percent of the voting power of all of RAI’s voting stock without first obtaining the consent of a majority of the independent members of RAI’s Board not designated by B&W.
      Notwithstanding these restrictions, B&W may transfer any of its shares of RAI common stock to BAT or its subsidiaries, and any such transferee may make similar transfers, provided the transferee agrees to be bound by the terms of the Governance Agreement and, provided further, that all shares of RAI common stock held by B&W and a permitted transferee will be taken into account for purposes of calculating any ownership thresholds applicable to B&W and/or its affiliates under the Governance Agreement. The Governance Agreement will terminate upon the occurrence of various events, including, without limitation, B&W’s ownership interest in RAI falling below 15 percent, and the election by BAT and B&W to terminate the Governance Agreement, which election may be made in the event of RAI’s material breach of certain provisions of the Governance Agreement (and RAI’s failure to cure such breach in a timely manner). In other cases, each of BAT and B&W, on the one hand, and RAI, on the other hand, may terminate certain provisions of the Governance Agreement upon the material breach of the Governance Agreement by the other (subject to the breaching party’s right to cure the breach in a timely manner), except that other provisions of the Governance Agreement will remain in effect.
      In addition to the provisions of the Governance Agreement described in the preceding three paragraphs, under the heading “The Board of Directors” above, and under the heading “Certain Relationships and Related Transactions” below, the Governance Agreement also grants BAT and its subsidiaries the right to have shares of RAI common stock held by them to be registered under the securities laws in certain circumstances, requires the approval of a majority of the directors designated by B&W to authorize certain issuances or repurchases of RAI securities, and requires the approval of B&W, as a shareholder of RAI, for RAI to effect certain transactions.
      A copy of the Governance Agreement and Amendment No. 1 to the Governance Agreement are included as Exhibits 10.15 and 10.16, respectively, to the Company’s fiscal 2005 Annual Report on Form 10-K.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and any persons holding more than ten percent of the Company’s equity securities, to file with the SEC reports disclosing their initial ownership of the Company’s equity securities, as well as subsequent reports disclosing changes in such ownership. To the Company’s knowledge, based solely on a review of such reports furnished to it and written representations by certain reporting persons that no other reports were required, during the 2005 fiscal year, the Company’s directors, executive officers and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.
Executive Compensation
Report of the Compensation Committee
      Pursuant to the proxy rules adopted by the SEC designed to enhance disclosure of public companies’ policies toward executive compensation, the Compensation Committee of RAI’s Board of Directors submits the following report:
      This report is submitted to the shareholders by the Compensation Committee of the Board of Directors and reflects the executive compensation policies and practices of RAI and its subsidiaries during 2005. As described more fully above under “The Board of Directors — Committees and Meetings of the Board of Directors — Compensation Committee; Compensation Committee Interlocks and Insider Participation,” the Compensation Committee is responsible for executive compensation and oversees the administration of RAI’s executive compensation programs and plans. The Compensation Committee reports regularly to the Board of Directors, and the Board is periodically asked to approve or ratify committee actions. During 2005, the Compensation Committee consisted solely of directors who were not employees of the Company or any of its subsidiaries, and who, therefore, were not eligible to participate in any of the Company’s executive compensation programs or plans. Each member of the Compensation Committee is independent within the meaning of the NYSE listing standards and the Governance Guidelines.

Executive Compensation Principles and Policies
      In determining the amounts, composition and terms and conditions of the compensation for executive officers of RAI in 2005, the Compensation Committee was guided by two principles: (1) compensation opportunities must enable RAI to attract and retain individuals with the high caliber of talent and skills critical to RAI’s success; and (2) a substantial portion of each executive officer’s compensation must be tied to quantifiable measures of RAI’s financial performance and/or stock price performance. These principles are reflected in the actions discussed below relating to salaries, annual incentives and long-term incentives.
      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives to the extent such compensation exceeds $1 million per executive in any fiscal year. The deduction limit does not apply to compensation which satisfies Section 162(m)’s requirements for performance-based compensation. Although the Compensation Committee has taken, and intends to continue taking, actions to limit the impact of this law, the Compensation Committee believes that the tax deduction is only one of several considerations in setting compensation. The Compensation Committee further believes that the tax deduction limitations should not be permitted to compromise RAI’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent required to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation occasionally may result in some compensation that is not deductible for federal income tax purposes.

Major Compensation Components
      The compensation program for executive officers is composed of base salary, annual and long-term performance-based incentive compensation, and benefits. In determining appropriate compensation plans and levels, the Compensation Committee relies on outside consultants who report directly to the Committee and who provide survey and other data regarding compensation practices of companies that are representative of the size and type of company with which RAI competes in the marketplace for executive talent. This is generally a broader and more diverse group of companies than used for the peer company index in the performance graph mandated by the SEC, which appears on page 38 of this proxy statement. The base salary and targeted incentive compensation levels of comparator companies are among several factors the Compensation Committee considers in determining appropriate base salary and targeted incentive compensation levels of executive officers of RAI, as described below.

Annual Compensation
      The annual compensation for each of the executive officers named in the Summary Compensation Table below is composed of salary and an annual targeted bonus opportunity. In general, executive officers’ salaries are targeted to reflect the median of competitive practices, as reflected in survey data used by the Compensation Committee for comparison purposes. Annual compensation levels (salaries plus an annual target bonus opportunity) generally are set at the midpoint between the 50th and 75th percentiles of the compensation practices of comparator companies. A senior executive, each of whom is ordinarily reviewed on an annual basis, will receive an increase in salary and/or annual target bonus opportunity only when performance warrants, or the Compensation Committee determines that either a change in the individual’s responsibilities or in competitive or market conditions warrants such an action. Mmes. Ivey, Beasley and Neal and Messrs. Blixt and Eckmann each received base salary increases during 2005 based on performance, job responsibilities and comparisons of survey data.
      The 2005 bonus amounts shown in the Summary Compensation Table for the named executive officers were based on ratings of RAI’s financial performance and market share performance. The measure of financial performance was net income for RAI and operating income for RJR Tobacco. For 2005, the Company’s performance under the annual bonus program provided a maximum bonus opportunity of 150% of the target bonus opportunity.

Long-Term Compensation
      In 2005, long-term grants were made, under the Amended and Restated Reynolds American Inc. Long-Term Incentive Plan, in the form of performance units and performance shares. Each recipient’s award, generally set at the midpoint between the 50th and 75th percentiles of compensation practices of comparator companies, was split evenly in value between performance units and performance shares.
      Upon vesting of the performance units, each recipient generally will receive a cash payment equal to the product of $1.00, the number of vested units and the average of the total weighted scores under RAI’s Annual Incentive Award Plan (the “AIAP”) for each year of the three-year performance period ending December 31, 2007 (the “Performance Period”). Upon vesting of the performance shares, a recipient will be entitled to a cash payment equal to the product of the number of vested shares and the per share closing price of RAI’s common stock on the vesting date. Prior to the vesting of the performance shares, a grantee will receive dividends with respect to his or her outstanding unvested performance shares to the same extent that any dividends generally are paid by RAI on outstanding shares of RAI’s common stock. The performance units will vest at the conclusion of the Performance Period and the performance shares will vest on March 2, 2008, provided RAI pays a quarterly dividend of at least $.95 per share during the Performance Period. If such minimum dividend is not paid, then each of the performance units and performance shares will be forfeited and cancelled, unless RAI’s Board of Directors otherwise approves the non-cancellation of such awards. The terms of the performance units and performance shares granted to each of the executive officers named in the Summary Compensation Table are described in greater detail below under “— Long-Term Incentive Compensation.”

Chief Executive Officer’s Compensation
      Effective April 1, 2005, the Compensation Committee approved an increase in Ms. Ivey’s annual base salary from $1,000,000 to $1,045,000, based on her performance, competitive market data and the Company’s financial and market share performance. Pursuant to the terms of her employment offer letter, Ms. Ivey’s annual target bonus is equal to 100 percent of her base salary. In March 2005, the Compensation Committee approved an LTIP grant to Ms. Ivey, in accordance with her employment offer letter, having a grant date value of $4,000,000. Such LTIP grant consisted of a grant of 2,000,000 performance units and 21,207 performance shares, subject to the terms described in the preceding paragraph. Additional details regarding Ms. Ivey’s compensation can be found below under “— Long-Term Incentive Compensation,” “— Retirement Plans” and “— Agreements with Named Executive Officers.”

Summary
      The Compensation Committee believes that the executive compensation program must continually provide compensation potential of such significance that individuals of exceptional talent and skills are motivated to join and remain with RAI and to perform in an exceptional manner. By ensuring that such persons are managing RAI’s operations, the long-term interests of shareholders will be served. The actions taken by the Compensation Committee during 2005 were consistent with this focus and the principles outlined above.

Respectfully submitted,

Joseph P. Viviano (Chair)
Betsy S. Atkins
John T. Chain, Jr.
E.V. (Rick) Goings

Summary Compensation Table
      The following table shows the annual and long-term compensation paid or accrued by RAI or RJR, as the case may be, and its respective subsidiaries to RAI’s Chief Executive Officer and its other four most highly compensated executive officers (collectively, the “Named Executive Officers”) for the fiscal years ended December 31, 2005, 2004 and 2003.
Summary Compensation Table (1)

		Annual Compensation			Long-Term Compensation

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
			Bonus	Compensation	Awards	Options/SARs	Payouts	Compensation
Name and Principal Position	Year	Salary($)	($)(5)	($)(6)	($)(7)	(#)	($)(8)	($)(9)

Susan M. Ivey,	2005	1,033,750	1,568,000	84,579	0	0	1,030,783	45,292
Chairman of the Board,	2004	411,253	476,000	235,003	0	0	0	10,000
President and Chief Executive Officer(2)
Lynn J. Beasley,	2005	819,875	1,057,000	73,684	0	0	613,182	492,109
President and Chief	2004	789,250	948,000	75,020	0	0	2,318,676	482,217
Operating Officer,	2003	758,333	778,000	66,044	874,360	0	755,370	168,183
RJR Tobacco
Charles A. Blixt,	2005	558,700	633,000	73,248	0	0	422,386	476,661
Executive Vice	2004	543,750	576,000	76,995	0	0	1,896,930	539,412
President, General	2003	527,917	473,000	65,735	613,182	0	755,030	311,914
Counsel and Assistant Secretary(3)
Dianne M. Neal,	2005	470,833	532,000	72,535	0	0	347,931	49,071
Executive Vice	2004	425,833	452,000	74,125	0	0	545,952	46,736
President and Chief	2003	308,150	356,000	45,562	454,230	0	88,243	9,905
Financial Officer
Jeffrey A. Eckmann,	2005	460,125	521,000	103,612	0	0	347,931	15,375
Executive Vice	2004	183,141	161,000	199,173	0	0	0	2,250
President — Strategy and Business Development(4)

(1)	The amounts shown in this table reflect (a) for all Named Executive Officers, compensation paid or accrued by RAI and its subsidiaries, including RJR Tobacco, for the period from July 30, 2004 to December 31, 2005, and (b) for all Named Executive Officers other than Ms. Ivey and Mr. Eckmann, compensation paid or accrued by RJR and its subsidiaries, including RJR Tobacco, for that period prior to July 30, 2004 covered by the table.

(2)	Ms. Ivey commenced earning compensation as Chief Executive Officer and President of RAI effective as of July 30, 2004, the date upon which the Business Combination was consummated. During the period of the 2004 fiscal year preceding such date, and during the 2003 fiscal year, Ms. Ivey was compensated by B&W and/or its affiliates. Ms. Ivey assumed the additional position of Chairman of the Board of RAI effective January 1, 2006.

(3)	As announced in January 2006, Mr. Blixt will leave the Company’s active employ following the appointment of his successor and the completion of a transitional period. The benefits payable to Mr. Blixt in connection with the cessation of his employment are described below under “— Agreements with Named Executive Officers — Severance Agreements.”

(4)	Mr. Eckmann became an employee of the Company on July 30, 2004, the date upon which the Business Combination was consummated. For the period prior to such date covered by the table, Mr. Eckmann was employed by B&W and/or its affiliates.

(5)	The amounts in this column represent amounts paid in the first quarter of 2006 upon the vesting of one-year performance units granted pursuant to the LTIP. The vesting date value of each such performance unit was determined by the Board’s Compensation Committee in the first quarter of 2006, based upon corporate performance measures established by the Board on the date of grant.

(6)	The total amount shown in this column for the 2005 fiscal year includes: a payment of $79,000 to Ms. Ivey and $70,200 to each other Named Executive Officer in lieu of such persons’ participation in the Company’s former executive perquisites program; and a payment of $30,000 to Mr. Eckmann for a club membership. The total amount shown in this column for the 2004 fiscal year includes: a payment of $70,200 to each of Ms. Beasley, Mr. Blixt and Ms. Neal, in lieu of such persons’ participation in the Company’s former executive perquisite program; and for Ms. Ivey and Mr. Eckmann, a payment of $180,112 and $159,432, respectively, pursuant to the Company’s relocation program, in connection with their moves from Kentucky to North Carolina. The total amount shown in this column for the 2003 fiscal year includes a payment of $47,500 to each of Ms. Beasley and Mr. Blixt, and $32,500 to Ms. Neal, in each case representing payments made pursuant to the Company’s former executive perquisites program.

For certain of the Named Executive Officers, the amounts in this column for fiscal 2005 and 2004 include the value ascribed to personal flights taken by the officer or his or her guest on aircraft owned or leased by RJR Tobacco. (None of the Named Executive Officers above took any such personal flights in fiscal 2003.) The value of each personal flight included in this column is equal to the flight’s aggregate incremental cost to RJR Tobacco. The aggregate incremental cost includes variable costs of operating the aircraft, such as fuel costs, airport handling fees and catering costs, but excludes fixed costs, such as labor costs of the aircraft crew. The value attributed to personal aircraft usage by any Named Executive Officer in either of fiscal 2005 or 2004 did not exceed $4,200.

In the Summary Compensation Table in the Company’s proxy statement last year, the value of personal flights on RJR Tobacco’s owned or leased aircraft by any Named Executive Officer in fiscal 2004 was calculated based upon the Standard Industry Fare Level, rather than the aggregate incremental cost approach used in the table above. For proxy statement disclosure purposes, this change in valuation methodology for fiscal 2004 decreased in some cases, and increased in another case, the value attributed to fiscal 2004 personal aircraft usage by the Named Executive Officers. The percentage change in the total amount of fiscal 2004 “Other Annual Compensation” resulting from this change in valuation methodology was less than 5% for each affected Named Executive Officer.

(7)	The amount shown in this column for each Named Executive Officer is equal to the number of restricted shares, if any, of RJR common stock granted by RJR under the LTIP to such officer multiplied by the per share closing price of RJR common stock on the date of grant. None of the Named Executive Officers held any restricted shares of RAI common stock as of the last day of the 2005 fiscal year.

Generally, the restricted shares of RJR common stock granted in the 2003 fiscal year had been scheduled to vest during the 2006 fiscal year, subject to the payment by RJR to its shareholders of a minimum quarterly dividend, unless the Board waived such dividend payment as a condition to vesting. In addition, the restricted shares of RJR common stock granted in fiscal 2003 would vest fully prior to their originally scheduled vesting date upon the occurrence of certain events, including a change of control of RJR. The Business Combination constituted a change of control of RJR within the meaning of the LTIP and, as a result, all restricted shares of RJR common stock outstanding as of July 30, 2004, the date upon which the Business Combination was consummated, immediately vested as of such date and were converted into an equal number of unrestricted shares of RAI common stock.

(8)	The amounts shown in this column for the 2005 fiscal year represent payments made with respect to performance shares that had been granted under the LTIP in the 2004 fiscal year and vested, in part, in August, 2005, with the remainder of such shares scheduled to vest in increments in August 2006 and 2007, subject otherwise to the terms of the individual grant agreement.

(9)	The components of the amounts shown in this column for the 2005 fiscal year consist of:

•	contributions made by RAI to the Named Executive Officers under the Company’s qualified and non-qualified defined contribution plans as follows:

	RAI Matching Contribution	RAI Contribution
Name	(qualified plan)($)	(non-qualified plan)($)

Ms. Ivey	6,300	38,992
Ms. Beasley	6,300	46,736
Mr. Blixt	6,300	27,700
Ms. Neal	6,300	21,385
Mr. Eckmann	4,200	11,175

•	payment of non-qualified pension benefits from a retention trust, pursuant to the funding of retirement benefits program, as described under “— Funding of Retirement Benefits” below, as follows: Ms. Beasley — $439,073; Mr. Blixt — $442,661; and Ms. Neal — $21,386.
Long-Term Incentive Compensation
      RAI maintains the LTIP to provide executives with long-term performance-based incentive compensation. Stock options, restricted stock and other performance-based awards under the LTIP have been granted to certain of the Named Executive Officers and other key employees.
      During 2005, RAI did not grant any stock options to Named Executive Officers, and none of the Named Executive Officers exercised any stock options. On December 31, 2005, none of the Named Executive Officers held any options to acquire shares of RAI common stock.
      The regular annual 2005 long-term grants for all of the Named Executive Officers were made in the form of a combination of performance shares and performance units. The following tables identify the performance shares and performance units that were granted to the Named Executive Officers during the 2005 fiscal year.
Long-Term Incentive Plans — Awards in Last Fiscal Year

Performance Shares

			Estimated Future Payouts
		Performance	Under Non-Stock
	Number of	or Other	Price-Based Plans
	Shares, Units	Period Until
	or Other	Maturation	Threshold	Target	Maximum
Name	Rights(#)	or Payout(1)	(#)	(#)	(#)

Susan M. Ivey	21,207	12/31/07	-0-	21,207	21,207
Lynn J. Beasley	12,614	12/31/07	-0-	12,614	12,614
Charles A. Blixt	8,690	12/31/07	-0-	8,690	8,690
Dianne M. Neal	7,157	12/31/07	-0-	7,157	7,157
Jeffrey A. Eckmann	7,157	12/31/07	-0-	7,157	7,157

(1)	The performance shares were granted to the Named Executive Officers under the LTIP on March 2, 2005, and will vest on March 2, 2008, provided RAI has paid to its shareholders a quarterly dividend of at least $.95 per share (the “Minimum Dividend”) during the three-year period ending December 31, 2007. If RAI fails to pay the Minimum Dividend in any fiscal quarter during such three-year period, then any unvested performance shares will be forfeited and cancelled. Notwith-

standing the foregoing, if RAI fails to pay the Minimum Dividend, then the Board may, in its discretion, approve the non-cancellation of any unvested performance shares, in which case such shares otherwise will vest upon the date set forth above. Upon the vesting date of performance shares, a Named Executive Officer will be entitled to a cash payment in an amount equal to the product of the number of shares vesting and the per share closing price of RAI common stock on the vesting date, except that such payment will be deferred for six months to the extent required for the income inclusion provisions of Section 409A of the Code not to apply to the executive. Prior to the vesting of his or her performance shares, a Named Executive Officer will receive dividends with respect to his or her outstanding unvested shares to the same extent that any dividends generally are paid by the Company on outstanding shares of RAI common stock (except that if the Company pays a dividend in the form of property, rather than in cash, then the Company will pay, in lieu of such property dividend, the cash equivalent of such property).

In the event of a Named Executive Officer’s death or permanent disability, or a change of control of RAI, any outstanding unvested performance shares will immediately vest. Other than in the case of Mr. Eckmann, in the event of a Named Executive Officer’s involuntary termination of employment without cause or retirement, any outstanding unvested performance shares will immediately vest in part and the remaining shares will be forfeited and cancelled; the number of shares that will vest will be equal to the product of (a) the original number of performance shares granted to the Named Executive Officer, and (b) a fraction, the numerator of which will be the number of whole or partial months between March 2, 2005, and the date of the Named Executive Officer’s termination of employment, and the denominator of which will be 36. Other than in the case of Mr. Eckmann, upon a Named Executive Officer’s voluntary termination of employment (other than at retirement) or termination of employment for cause, all of his or her performance shares will be cancelled. Notwithstanding the foregoing, pursuant to Mr. Eckmann’s employment offer letter, as amended, he will vest in full in his outstanding performance shares, if any, on the last day of his active employment, irrespective of the nature of his termination of employment, provided he remains employed with the Company at least through August 31, 2006. See the discussion below under “— Agreements with Named Executive Officers — Employment Agreements.”

Performance Units

			Estimated Future Payouts
		Performance	Under Non-Stock
	Number of	or Other	Price-Based Plans
	Shares, Units	Period Until
	or Other	Maturation	Threshold	Target	Maximum
Name	Rights (#)	or Payout(1)	(#)	(#)	(#)

Susan M. Ivey	2,000,000	12/31/07	-0-	2,000,000	3,000,000
Lynn J. Beasley	1,189,650	12/31/07	-0-	1,189,650	1,784,475
Charles A. Blixt	819,600	12/31/07	-0-	819,600	1,229,400
Dianne M. Neal	675,000	12/31/07	-0-	675,000	1,012,500
Jeffrey A. Eckmann	675,000	12/31/07	-0-	675,000	1,012,500

(1)	The performance units were granted to the Named Executive Officers under the LTIP on March 2, 2005, and will vest on December 31, 2007, provided RAI has paid to its shareholders the Minimum Dividend during the three-year period ending December 31, 2007. If RAI fails to pay the Minimum Dividend in any fiscal quarter during such three-year period, then any unvested performance units will be forfeited and cancelled. Notwithstanding the foregoing, if RAI fails to pay the Minimum Dividend, then the Board may, in its discretion, approve the non-cancellation of any unvested performance units, in which case such units otherwise will vest upon the date set forth above. Upon the vesting date of performance units, except as noted below upon a change of control, a Named Executive Officer will be entitled to a cash payment in an amount equal to the product of $1.00, the number of units vesting and the average of the total weighted scores under the AIAP for the Company’s 2005, 2006 and 2007 fiscal years.

Other than in the case of Mr. Eckmann, in the event of a Named Executive Officer’s death, permanent disability, retirement or involuntary termination of employment without cause, any outstanding unvested performance units will vest in part and the remaining units will be forfeited and cancelled; the number of units that will vest (which units will be paid after December 31, 2007, but before March 15, 2008) will be equal to the product of (a) the original number of performance units granted to the Named Executive Officer, and (b) a fraction, the numerator of which will be the number of whole or partial months between January 1, 2005, and the date of the Named Executive Officer’s termination of employment, and the denominator of which will be 36. Upon a change of control of RAI, any outstanding performance units will vest in part and the remaining units will be forfeited and cancelled; the number of units that will vest (which units will be paid after the change of control, but before March 15 after the end of the year in which the change of control occurred) will be equal to the product of (a) the original number of performance units granted to the Named Executive Officer and (b) a fraction, the numerator of which will be the number of whole or partial months between January 1, 2005, and the date of the change of control, and the denominator of which will be 36. Upon the vesting of performance units in connection with a change of control of RAI, a Named Executive Officer will be entitled to a cash payment equal to the product of the number of units vesting and the greater of (a) $1.00 and (b) $1.00 multiplied by the average of the total weighted AIAP scores for each of the 2005, 2006 and 2007 fiscal years completed prior to the change of control. Other than in the case of Mr. Eckmann, upon a Named Executive Officer’s voluntary termination of employment (other than at retirement) or termination of employment for cause, all of his or her performance units will be cancelled. Notwithstanding the foregoing, pursuant to Mr. Eckmann’s employment offer letter, as amended, he will vest in full in his outstanding performance units, if any, on the last day of his active employment, irrespective of the nature of his termination of employment, provided he remains employed with the Company at least through August 31, 2006. See the discussion below under “— Agreements with Named Executive Officers — Employment Agreements.” In addition, payment to any Named Executive Officer of performance units upon vesting will be deferred for six months to the extent required for the income inclusion provisions of Section 409A of the Code not to apply to the executive.
Retirement Plans
      The Named Executive Officers participate in certain noncontributory defined benefit retirement plans maintained by RAI (collectively, the “DB Plans”). In addition to the DB Plans, Ms. Ivey and Mr. Eckmann participate in a B&W retirement plan, the obligations of which, with respect to Ms. Ivey, Mr. Eckmann and certain other former B&W employees, were assumed by RAI in connection with the Business Combination (the “Legacy Plan”). The benefits payable under each of the foregoing plans are summarized below.

      RAI has determined Ms. Ivey’s and Mr. Eckmann’s benefits under the Legacy Plan by the plan’s formula that has a Social Security offset. The following table shows the estimated annual single life annuity payable at age 65 under the Legacy Plan.
Estimated Annual Retirement Benefits(1)

	Years of Service

Average Final Compensation	23	24

$ 700,000	$275,589	$287,571
800,000	315,940	329,676
900,000	356,291	371,781
1,000,000	396,641	413,887
1,250,000	497,519	519,150
1,500,000	598,396	624,413
1,750,000	699,273	729,676
2,000,000	800,150	834,939
2,250,000	901,027	940,203
2,500,000	1,001,905	1,045,466
2,750,000	1,102,782	1,150,729

(1)	For purposes of determining retirement benefits under this table, “Average Final Compensation” consists of a participant’s final salary rate multiplied by a bonus factor equal to one plus the average rating under B&W’s Performance Incentive Plan for the three years preceding the Business Combination. Ms. Ivey’s retirement benefits under the Legacy Plan will be based upon her 23 years of service with B&W, and will not take into account any of her service with RAI. Mr. Eckmann’s retirement benefits under the Legacy Plan will be based upon his 24 years of service with B&W, and will not take into account any of his service with RAI. Average Final Compensation as of December 31, 2005, under the Legacy Plan was $1,785,204 for Ms. Ivey, and $795,671 for Mr. Eckmann. Notwithstanding the foregoing, Ms. Ivey’s and Mr. Eckmann’s annual benefits determined pursuant to this table will be reduced by benefits, to be paid to them by BAT and B&W and not RAI, in an aggregate annual amount estimated to be $584,233 and $231,137, respectively.
      RAI has determined the retirement benefits for Ms. Ivey, Ms. Beasley, Mr. Blixt, Ms. Neal and Mr. Eckmann under the DB Plans by the plans’ formula that has no Social Security offset. The following table shows the estimated annual single life annuity payable at age 65 under the DB Plans.
Estimated Annual Retirement Benefits(1)

	Years of Service

Average Final Compensation	10	15	20	25	30	35	40 or more

$ 800,000	$135,016	$185,810	$232,328	$270,553	$300,226	$321,607	$338,712
900,000	152,121	209,329	261,727	304,763	338,178	362,231	381,474
1,000,000	169,226	232,848	291,126	338,972	376,129	402,855	424,236
1,250,000	211,988	291,646	364,623	424,496	471,007	504,415	531,141
1,500,000	254,750	350,444	438,120	510,020	565,885	605,975	638,046
1,750,000	297,512	409,242	511,617	595,544	660,763	707,534	744,951
2,000,000	340,274	468,039	585,114	681,068	755,642	809,094	851,856
2,250,000	383,036	526,837	658,611	766,592	850,520	910,654	958,761
2,500,000	425,798	585,635	732,109	852,116	945,398	1,012,214	1,065,666
2,750,000	468,560	644,433	805,606	937,640	1,040,276	1,113,773	1,172,571

(1)	For purposes of determining retirement benefits under the table, “Average Final Compensation” includes the annualized sum of base salary, bonus in the year earned and pre-tax contributions to plans maintained under Sections 401(k) and 125 of the Code, and is determined by considering the 36 consecutive months that yield the highest average compensation during the participant’s last 60 months of service. Average Final Compensation as of December 31, 2005 was $2,558,952 for Ms. Ivey, $1,716,819 for Ms. Beasley, $848,272 for Ms. Neal and $969,336 for Mr. Eckmann. Estimated years of credited service, rounded to the nearest year, at age 65 is 19 years for Ms. Ivey (with Ms. Ivey’s service with B&W prior to the Business Combination being excluded), 40 years for Ms. Beasley, 36 years for Ms. Neal and 13 years for Mr. Eckmann (with Mr. Eckmann’s service with B&W prior to the Business Combination being excluded). Mr. Blixt’s Average Final Compensation as of December 31, 2005 was $1,104,122. As discussed below under “— Agreements with Named Executive Officers — Severance Agreements,” Mr. Blixt’s employment with the Company is expected to cease during 2006, but his last day of active employment (and, therefore, his Average Final Compensation to be used in calculating his benefits under the DB Plans) will not be known until after his successor has been appointed. Mr. Blixt’s credited years of service, rounded to the nearest year, as of March 1, 2006, is 21 years. Mr. Blixt will continue to be credited with service under the DB Plans during the three-year period in which he will receive payments under his agreement described below under “— Agreements with Named Executive Officers — Severance Agreements.”

Funding of Retirement Benefits
      In the summer of 2000, RJR offered to its current and retired employees who had earned non-qualified pension benefits a one-time opportunity to elect to have at least 75 percent of their total earned qualified and non-qualified pension benefits funded over a three-year period. Under this program, eligible participants could elect to continue to have all of their non-qualified pension benefit payments made in the form(s) and at the time(s) specified under the current non-qualified pension plan provisions. Alternatively, eligible participants could elect to have a specified portion of their non-qualified pension benefits funded, which for electing active employees will result in their non-qualified pension benefits being paid at an earlier time than required under current non-qualified pension plan provisions. Under this program, participants who are active employees will receive such benefits out of funds already set aside in a retention trust established on May 13, 1998. Participants who are already retirees will receive such benefits directly from RAI. The remaining portion of each participant’s total earned pension benefits not funded under this program (an amount not to exceed 25 percent) will continue to be paid in the form(s) and at the time(s) specified under the current non-qualified pension plan provisions.
      With respect to participants who are active employees and have elected the alternative funded payment option, RJR calculated their funding levels based on the qualified and non-qualified pension benefits they had earned as of January 31, 2000. For those participants whose total earned pension benefits funding level was less than 50 percent at that time, an amount (paid in 2003) was designated in the trust to increase their funding level to 50 percent. For those participants whose total earned pension benefits funding level was less than 65 percent as of January 31, 2001, an additional amount (paid in 2004) was designated in the trust to increase their funding level to 65 percent. Finally, for those participants whose total earned pension benefits funding level was less than 75 percent as of January 31, 2002, an additional amount (paid in 2005) was designated in the trust to increase their funding level to 75 percent. All of the designated amounts have been targeted to be comparable on an after-tax basis to each participant’s earned non-qualified pension benefits funded at that time. Under this program, the following Named Executive Officers were paid the following amounts from the retention trust in 2005: Ms. Beasley — $439,073, Mr. Blixt — $442,661, and Ms. Neal — $21,386. Any earned non-qualified pension benefits not provided from the trust will continue to be paid in the form(s) and at the time(s) specified under current non-qualified pension plan provisions.

Agreements with Named Executive Officers

Employment Agreements
      Ms. Ivey entered into an employment offer letter with RAI in connection with the consummation of the Business Combination. Such letter provided that Ms. Ivey would receive an initial annual base salary of $1,000,000 and an annual target bonus incentive of 100 percent of her base pay. Such employment offer letter also provided that Ms. Ivey would:

•	receive a grant under the LTIP with an aggregate value of $4,000,000 at the date of grant, which grant was made during the first quarter of the 2005 fiscal year, and the terms of which are described under “— Long-Term Incentive Compensation,” above,

•	receive an annual supplemental payment of $79,000 (with such payment for fiscal 2004 being prorated based upon her service with RAI during such year), in lieu of participation in the Company’s former executive perquisites program,

•	receive, commencing upon her retirement and continuing during her lifetime, reimbursement of tax preparation and financial planning expenses in an annual amount up to $12,000 (plus reimbursement for taxes due as a result of such expense reimbursement), and

•	vest in the noncontributory B&W Salaried Health Care Plan (in lieu of receiving any retiree health benefits under RAI’s contributory plan), provided she remains employed with RAI or a successor company until the age of 50.
      Mr. Eckmann also entered into an employment offer letter with RAI in connection with the consummation of the Business Combination. Such letter, as amended, provided that Mr. Eckmann would receive an initial annual base salary of $450,000 and an annual target bonus incentive of 75 percent of his base pay. Such employment offer letter also provided that Mr. Eckmann would:

•	receive a grant under the LTIP with an aggregate value of $1,350,000 at the date of grant, which grant was made during the first quarter of the 2005 fiscal year, and the terms of which are described under “— Long-Term Incentive Compensation,” above,

•	receive an annual supplemental payment of $70,200 (with such payment for fiscal 2004 being prorated based upon his service with RAI during such year), in lieu of participation in the Company’s former executive perquisites program,

•	receive, commencing upon his retirement and continuing during his lifetime, reimbursement of tax preparation and financial planning expenses in an annual amount up to $6,000 (plus reimbursement for taxes due as a result of such expense reimbursement),

•	receive benefits pursuant to the noncontributory B&W Salaried Health Care Plan (in lieu of receiving any retiree health benefits under RAI’s contributory plan), and

•	vest in full, upon the last day of his active employment, in any outstanding LTIP awards previously granted to him, provided he remains employed with the Company at least through August 31, 2006.

Severance Agreements
      RAI maintains severance agreements with each of its Named Executive Officers. Such agreements provide that if an executive’s employment is involuntarily terminated other than for “cause” or if the executive terminates his or her employment for “good reason,” then he or she will receive, in the case of Ms. Ivey, three years base salary plus target bonus, payable over three years, and benefit continuation for three years, and, in the case of the other Named Executive Officers, two years base salary plus target bonus, payable over three years, and, benefit continuation for three years. “Cause” includes, among other things, criminal dishonesty, and deliberate and continual refusal to perform employment duties or to act in accordance with instructions of the RAI Board of Directors. “Good reason” includes a substantial reduction in the executive’s responsibilities, a more than 20 percent reduction in the total amount of the executive’s salary and targeted awards under the LTIP and the AIAP, and certain relocations. An executive, however, may not assert termination for “good reason” unless he or she provides written notice to the Company to such effect within 90 days after the event which purportedly gave rise to the “good reason” termination.
      The Company announced in January 2006 that Mr. Blixt will leave the Company’s active employ once his successor has been appointed, and a transitional period has been completed. Under these circumstances, Mr. Blixt will be entitled to receive the payments under the agreement described in the preceding paragraph. The amount of such payments will depend upon the amount of Mr. Blixt’s annual base salary on the last day of his active employment, a date which is expected to be in 2006, but which has not yet been determined as of the date of this proxy statement. Based upon an increase in his base salary that is to be effective April 1, 2006, Mr. Blixt would receive monthly payments of $56,505 for 36 months, plus full benefits continuation (including, without limitation, an annual executive supplemental payment of $70,200) over such period. Mr. Blixt will continue to earn service credit under the DB Plans during the three-year period in which he receives such payments; for additional information concerning Mr. Blixt’s benefits under the DB Plans, see “— Retirement Plans” above. If, as planned, Mr. Blixt’s active employment ceases before the end of the 2006 fiscal year, he will receive a pro rata portion of the cash payment to be made in settlement of the 436 one-year performance units (each unit having an initial value of $1,000) granted to him under the LTIP in February 2006. The amount of such payment, which will be made in the first quarter of fiscal 2007, is not determinable at this time, but will depend upon the length of Mr. Blixt’s active employment service during 2006, and the Company’s financial performance during 2006.
      Pursuant to the Company’s January 2006 announcement, James V. Maguire, currently Executive Vice President — Sales of RJR Tobacco, will leave RJR Tobacco’s active employ effective April 30, 2006. In connection with his departure, Mr. Maguire will be entitled to receive, under the severance agreement described above in the first paragraph under the heading “Severance Agreements,” monthly payments of $35,805 for 36 months, plus full benefits continuation (including, without limitation, an annual executive supplemental payment of $62,200) over such period. Mr. Maguire will continue to earn service credit under a Company sponsored defined benefit plan during the three-year period in which he receives such payments.
      Pursuant to agreements with the Company, each Named Executive Officer also is entitled to certain protections upon a change of control of the Company. These agreements provide that, if there is a change of control of RAI, then the executive is entitled to receive tax reimbursement payments if a “parachute” excise tax is imposed and reimbursement payments for certain legal and accounting fees as a result of termination of employment without cause. In addition, following a change of control of RAI, the executive is entitled under such agreements to terminate his or her employment for “good reason” during the 24-month period after such change of control, in which case the executive will receive severance benefits, described in the preceding paragraph, as if he or she had been terminated by the Company without cause. Following a change of control of RAI, “good reason” includes, among other things, a material reduction in the executive’s duties or position, a material adverse change in the executive’s reporting relationship, a reduction in pay grade or bonus opportunity, RAI’s failure to continue in effect any compensation plan in which the executive participated at the time of the change of control, any action by RAI which directly or indirectly materially reduces benefits under its retirement or savings plan or fringe benefits, a material breach by RAI of any contractual arrangement with the executive or certain relocations.
      Notwithstanding the foregoing, the commencement of payments to any of the Named Executive Officers pursuant to the severance and change of control agreements described above will be deferred, to the extent required under Section 409A of the Code, for a period of six months after the executive’s separation of service, except that certain Named Executive Officers may elect to receive such payments immediately upon separation of service in which case the executive will be responsible for satisfying any interest and taxes arising from such immediate payment. Any such deferred payments will be credited with interest equal to the average prime rate during such six-month period.
Performance Graph
      Set forth below is a line graph comparing, for the period which commenced on July 30, 2004 and ended on December 31, 2005, the cumulative shareholder return of $100 invested in RAI common stock with the cumulative return of $100 invested in the Standard & Poor’s 500 Index and the Standard & Poor’s Tobacco Index.
Comparison of 17 Month Cumulative Total Return(1)
Among Reynolds American Inc. Common Stock, the
S&P 500 Index and the S&P Tobacco Index

	7/30/04(1)	12/31/04	12/31/05

RAI	$100	$108.49	$138.18
S&P 500 Index	$100	$110.86	$116.31
S&P Tobacco Index	$100	$129.88	$162.60

(1)	Assumes that $100 was invested in RAI common stock on August 2, 2004 (the first day of trading of RAI common stock), or in each index on July 30, 2004, and that in each case all dividends were reinvested.

Audit Matters
Audit Committee Report
      Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of RAI’s Board of Directors submits the following report:
      The Board of Directors of RAI has adopted a written Audit Committee Charter which incorporates requirements mandated by the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. All members of the Audit Committee are independent as defined by SEC rules and NYSE listing standards. At least one member of the Audit Committee is an “audit committee financial expert” within the meaning of Item 401(h)(2) of Regulation S-K.
      The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2005 with management and has discussed with the independent auditors the matters required to be discussed by SAS No. 61, as amended, “Codification of Statements on Auditing Standards, Communication with Audit Committees.”
      The Audit Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent auditors the auditors’ independence.
      Based on review and discussions of the audited financial statements for fiscal year 2005 with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year 2005 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC.

Respectfully submitted,

Thomas C. Wajnert (Chair)
Martin D. Feinstein
Nana Mensah
H.G.L. (Hugo) Powell
Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy
      The Audit Committee’s current policy is to pre-approve on an annual basis all audit and non-audit services performed by the independent auditors to assure that the provision of these services does not impair the independent auditors’ independence. Such pre-approved services are described in appendices to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy. Such policy (including appendices) is publicly available, as set forth below.
      The Audit Committee also generally establishes approved fees for pre-approved audit and non-audit services on an annual basis. The Audit Committee is required to approve any fee expected to exceed a pre-approved level by more than $100,000, and is required to be notified at its next meeting if any fee is expected to exceed a pre-approved level by less than $100,000. In addition, to the extent that the Audit Committee does not establish a fee level for a specific service that falls within a broad category of a pre-approved audit or non-audit service, the Audit Committee is required to pre-approve any fee for such service expected to exceed $100,000, and is required to be notified at its next meeting if any fee for such service is expected to be less than $100,000. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to approve any such services.

      The Audit Committee’s current Audit and Non-Audit Services Pre-Approval Policy was adopted by the Audit Committee in August 2004 and revised in February 2005, and is substantially the same as the policy that was in effect at RJR during the period of 2004 preceding the consummation of the Business Combination. The Audit and Non-Audit Services Pre-Approval Policy describes the procedures and conditions pursuant to which services proposed to be performed by the independent auditors may be pre-approved by the Audit Committee, or its Chair pursuant to delegated authority. The Policy provides that the Chair of the Audit Committee may make pre-approval decisions for proposed services that are not covered by specific reference in the Policy and have not been previously approved by the full Committee. Under the Policy, the Chair is required to report any such pre-approval decisions to the full Audit Committee at its next scheduled meeting.
      A copy of the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

Fees of Independent Auditors
      The following table shows the aggregate fees billed to the Company by KPMG LLP for services rendered during each of the fiscal years ended December 31, 2005 and 2004:

	Amount of Fees(1)

	2005	2004

Audit Fees	$4,865,252	$5,585,497
Audit — Related Fees	559,079	432,704
Tax Fees	85,593	91,475
All Other Fees	16,169	845,903

Total Fees	$5,526,093	$6,955,579

(1)	The fees for the 2005 fiscal year represent fees billed to RAI and the fees for the 2004 fiscal year represent fees billed to RJR and RAI.

Audit Fees
      Audit fees principally constitute fees billed for professional services rendered by KPMG LLP for the audit of RAI’s financial statements for the fiscal years ended December 31, 2005 and 2004, and the reviews of the condensed financial statements included in RAI’s Quarterly Reports on Form 10-Q filed during the fiscal years ended December 31, 2005 and 2004, and included in RJR’s Quarterly Reports on Form 10-Q filed during the first six months of 2004. Also, audit fees for 2005 include professional fees for services related to the Company’s preparation of the Registration Statement on Form S-4 in connection with the exchange offer of certain RJR notes, and audit fees for 2004 include professional fees for services related to the Company’s preparation of the Registration Statement on Form S-4 in connection with the Business Combination and other acquisition accounting fees.

Audit-Related Fees
      Audit-related fees constitute fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the performance of the audit or review of RAI’s and RJR’s financial statements, as the case may be, other than the services reported above under “— Audit Fees,” in the fiscal years ended December 31, 2005 and 2004, in the case of RAI, and in the first six months of 2004, in the case of RJR. In fiscal 2005, audit-related fees consisted principally of fees for audits of certain subsidiaries, audits of the financial statements of certain employee benefit plans and other agreed upon procedures performed under Statements on Auditing Standards and Statements on Standards for Attestation Engagements. In fiscal 2004, audit-related fees consisted principally of fees for audits of certain subsidiaries, audits of the financial statements of certain employee benefit plans and assistance with compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee pre-approved 100 percent of the audit-related services in 2005 and 2004.

Tax Fees
      Tax fees constitute fees billed for professional services rendered by KPMG LLP for tax compliance, tax consulting and tax planning in each of the fiscal years ended December 31, 2005 and 2004. In fiscal 2005, tax fees consisted principally of fees for tax compliance advice. In fiscal 2004, tax fees consisted principally of fees for assistance with tax matters associated with the Business Combination and for tax compliance advice. The Audit Committee pre-approved 100 percent of the tax services in 2005 and 2004.

All Other Fees
      All other fees constitute the aggregate fees billed for products and services, other than the services reported above under “— Audit Fees,” “— Audit-Related Fees” and “— Tax Fees,” provided by KPMG LLP in each of the fiscal years ended December 31, 2005 and 2004. In 2005, such other fees consisted of fees for training related to professional education, and in 2004, such other fees consisted of fees for document support relating to certain litigation. The Audit Committee pre-approved 100 percent of all other services in 2005 and 2004.
Item 2: Ratification of KPMG LLP as Independent Auditors
      The Audit Committee of the Board of Directors has appointed KPMG LLP, independent public accountants, to audit the financial statements of RAI for the fiscal year ending December 31, 2006. We are submitting this selection to you for your ratification. KPMG LLP audited RAI’s financial statements for the fiscal year ended December 31, 2005. Representatives of KPMG LLP are expected to be present at the 2006 annual meeting to make a statement, if KPMG LLP desires, and to answer your questions.
      If the shareholders do not ratify the appointment of KPMG LLP, then the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.
      Your Board of Directors considers KPMG LLP to be well qualified and recommends a vote FOR ratification of KPMG’s appointment as our independent auditors for fiscal year 2006.

Shareholder Proposals
       Certain of our shareholders have submitted the two proposals described under Items 3 and 4. We will furnish the names, addresses and claimed share ownership positions of the proponents of these proposals promptly upon written or oral request directed to the Secretary of RAI. The following proposals have been carefully considered by your Board of Directors, which has concluded that their adoption would not be in the best interests of RAI or its shareholders. For the reasons stated after each proposal and its supporting statement, your Board of Directors recommends a vote AGAINST each of the two proposals.
      Proposals of shareholders intended to be included in RAI’s 2007 annual meeting proxy statement and form of proxy must be received by the Secretary of RAI, in writing, no later than November 29, 2006, at our corporate offices: Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. The rules of the SEC contain detailed requirements for submitting proposals for inclusion in our 2007 proxy statement and permit us to exclude proposals from our proxy statement in specified circumstances.
      In accordance with RAI’s Bylaws, shareholders who do not submit a proposal for inclusion in our 2007 annual meeting proxy statement, as described in the immediately preceding paragraph, but who intend to present a proposal, nomination for director or other business for consideration at our 2007 annual meeting, must notify the Secretary of RAI, in writing, that they intend to submit their proposal, nomination or other business at our 2007 annual meeting by no earlier than October 30, 2006, and no later than November 29, 2006. RAI’s Bylaws contain detailed requirements that a shareholder’s notice must satisfy. If a shareholder does not comply with the notice requirements, including the deadlines specified above, then the persons named as proxies in the form of proxy for the 2007 annual meeting will use their discretion in voting the proxies on any such matters raised at the 2007 meeting. Any shareholder notice and any request for a copy of RAI’s Bylaws should be in writing and addressed to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.
      For a further discussion of the Board nomination process, see “The Board of Directors — Governance Agreement” and “The Board of Directors — Committees and Meetings of the Board of Directors — Corporate Governance and Nominating Committee; Director Nomination Process,” above.

Item 3:     Shareholder Proposal on Impact on Youth of Flavored Cigarettes
      One shareholder has submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponent:
“Study Impact on Youth of Flavored Cigarettes
      “WHEREAS, daily, 1,500 minors begin smoking.
      “ABC featured a month-long evening news series during November, 2005 on the dangers of smoking. An early segment noted the various kinds of flavored cigarettes sold by Reynolds American under its Camel brand. When asked to respond whether these might be attracting minors to begin smoking, Reynolds American refused.
      “An April, 2005 survey conducted by Buffalo’s Roswell Park Cancer Institute found that 20 percent of smokers 17-19 smoked flavored cigarettes in the previous month, compared to 6 percent of smokers older than 25. While overall cigarette sales fell in 2004, since the launch of Camel’s Exotic Blends, Camel experienced a 9.8 percent sales gain. While Reynolds American has stated it developed and tested these blends only on ‘adult smokers’ (NYT 03.09.04), it has refused to state their influence on youth under 18 and whether a disproportionate number of them smoke the flavored brands. A 2005 ‘Market Watch’ study in Health Affairs (24.6) alleged such brands ‘are being heavily marketed to youth and racial/ethnic groups, with colorful and stylish packaging and flavors that mask the harsh and toxic properties of tobacco smoke.’
      “In May, 2005 the Commonwealth of Massachusetts demanded that this Company, and two other competitors, ‘pull cigarettes spiked with candy, fruit and other sweet flavors from store shelves.’ According to The Wall Street Journal, the exotically-named cigarettes, according to Massachusetts representatives, ‘represent a calculated attempt by tobacco companies to boost market shares by appealing to teenagers and possibly getting them hooked on smoking’ (WSJ 05.20.04).
      “The Journal added: ‘The newest crop of flavored cigarettes would never have made it to store shelves, had Congress passed previous legislative proposals to give the Food and Drug Administration national authority to regulate tobacco. Those bills, none of which were approved, included language banning the sale of flavored cigarettes other than menthol’ (05.20.04). While our main competitor supported various forms of FDA authority to regulate tobacco — while also refusing to market flavored cigarettes because of the possibility of its enticement toward youth — Reynolds American has opposed both efforts to promote a healthier public.
      “New York, Texas, Minnesota, West Virginia, Connecticut, Illinois and West Virginia have legislation pending to ban candy-flavored cigarettes. The Attorneys General of some of these states have begun investigating whether flavored cigarettes violate the 1998 Tobacco Master Settlement Agreement between major tobacco companies and the states insofar as it prohibits tobacco marketing that directly or indirectly targets youth. They have asked other states to consider suing Reynolds American for its subtle ways of marketing to children, especially through flavored cigarettes.
      “RESOLVED: the outside Directors of Reynolds American Tobacco Company, within six months of this annual meeting, initiate and oversee an independent analysis of those who begin smoking its flavored brands to be completed within a year. If more than 20% of new initiates are youth, they shall ask the Company to cease immediately all testing, development and marketing of flavored cigarettes anywhere in the world.”
      Your Board of Directors recommends a vote AGAINST this proposal.
      Flavorings have been added to cigarettes to refine their taste and aroma for more than 150 years. Sugar, cocoa, licorice and menthol, for example, are used in cigarette blends for the same reason they are used in other products we consume every day — to develop and refine the taste. Specialty cigarettes, such as Camel Exotic Blends, have the same traditional tobacco taste signature as RJR Tobacco’s other cigarette brands, complemented by a slight differentiated flavor.
      Over the past decade, there has been a growing demand by adult consumers across many categories, including age-restricted products, for differentiated, specialty blends. For example, there has been a marketplace explosion of specialty blends of alcoholic beverages.
      Camel Exotic Blends, first introduced in 1999, were developed to spotlight Camel’s Turkish and domestic blend, offer adult smokers additional choices within the Camel brand family and help further differentiate Camel within the marketplace. Today, these specialty styles continue to highlight the brand’s tobacco blend and taste signature, help build Camel’s equity through its events program and offer adult smokers of competitive brands yet another reason to try — or re-try — Camel.
      Currently, RJR Tobacco offers five core Camel Exotic Blend styles and markets some limited-edition styles. In total, these styles represent 1/10th of one percent of RJR Tobacco’s annual cigarette volume. Limited-edition styles account for approximately 1/50th of one percent of annual volume and are typically available for approximately one month. These styles are not meant to nor do they generally replace an adult smoker’s usual brand style. However, these styles play a role in building the equity of the Camel brand, RJR Tobacco’s number-one investment brand, among adult smokers. In order to meet the Company’s stated goal of growth on investment brands overtaking declines on other brands in a five- to seven-year time frame subsequent to the launch of RJR Tobacco’s new brand portfolio strategy in 2005, while continuing to deliver sustainable earnings growth, it is critical that equity behind Camel be supported in innovative ways by the Company.
      Camel Exotic Blends are available in a limited number of the retail outlets that sell RJR Tobacco brands. As is true with any brand or style of cigarettes, federal and state laws establish a minimum age of 18 or higher for the sale of cigarettes and require retailers to check identification. RJR Tobacco does not conduct market research among underage, illegal consumers of tobacco products, and is not aware of any credible published, peer-reviewed market research that would indicate that Camel Exotic Blends have any unique appeal among youth. RJR Tobacco’s research has verified, however, the styles’ appeal among adult smokers.
      Specialty blends are marketed and advertised at the point of sale; in age-restricted facilities, such as bars; and in magazines that have at least 85 percent adult readership or a median readership age of 23.
      While Camel Exotic Blends are marketed based on their differentiated flavor, RJR Tobacco recognizes that the use of certain names on a limited number of Camel Exotic Blends resulted in unintended perceptions and concerns regarding their appeal to minors. Consequently, RJR Tobacco avoids using language describing a fruit or candy in magazine and newspaper advertising, or point-of-sale communications in non-age-restricted venues.
      RJR Tobacco’s one and only audience, regardless of brand or style, is legal-age adults who have made the decision to smoke. As a responsible manufacturer and marketer of adult products, RJR Tobacco makes every effort to ensure that all of its actions are guided by a basic belief — minors should not smoke. We do not want children to smoke, not only because it is illegal to sell to minors in every state, but also because children lack the maturity of judgment to assess the inherent health risks of smoking.
      Underage youth consume between 1 and 2 percent of all cigarette volume sold in the United States, according to the Congressional Budget Office, and styles other than Camel Exotics comprise 99.9 percent of RJR Tobacco’s sales. Logic dictates that the shareholder’s proposal that analysis of the age of Camel Exotics purchasers to determine whether 20 percent or more of them are underage sales would be unlikely to yield any instructive results. Further, the proposal that the Company’s operating subsidiaries cease all testing, development and marketing of “flavored” cigarettes anywhere in the world would severely compromise their ability to serve adult consumers and remain in business, given that nearly all cigarettes sold around the world contain flavorings, including approximately 96 percent of those cigarettes sold in the United States.
      Therefore, your Board of Directors urges you to vote AGAINST this proposal.
Item 4:     Shareholder Proposal on Laws Combating Use of Tobacco
      Two shareholders have submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponents:
“Support for Laws at all Levels Combating Use of Tobacco
      “WHEREAS, this Company has publicly said that using its tobacco products is a danger to peoples’ health;
      “According to Market Wire (August 25, 2005), the American Lung Association (ALA) has noted an increasing number of states are taking aggressive action to reduce tobacco use. For instance, ‘during the first half of 2005, several states went completely smokefree, others moved to strengthen existing restrictions on smoking in public places, and new increases in state tobacco taxes are bringing the national average to nearly $1.00 a pack.’
      “The report noted: ‘While states are making it harder for people to smoke in public places, higher cigarette taxes are also making smoking more expensive. Since January 1, 2005, tobacco taxes have increased in 11 states, including the tobacco-growing states of North Carolina and Kentucky. s [sic] of August 15, the average state cigarette tax was $0.89 cents per pack. It will increase to $0.92 per pack when tax increases in Maine and North Carolina take effect. Texas is considering a $1.00 increase in its cigarette tax, which would push the nationwide average even higher.’
      “According to John L. Kirkwood, President and CEO of the ALA, ‘Higher cigarette taxes mean significant drops in smoking rates. Studies show that a 10 percent increase in the price of cigarettes reduces consumption by 7 percent for youth and 4 percent for adults. Raising the cigarette tax is one of the most effective ways to reduce adult smoking and stop kids from ever starting.’
      “The Company has publicly said it does not want youth to start smoking. It has been running ads to help people to stop smoking. However, it has not demonstrated that such efforts have reduced smoking for young people and/or adults.
      “The report took note of preemption of smokefree laws: ‘Illinois became only the second state (after Delaware) to repeal preemption of local smokefree air ordinances. This action will allow any local community in Illinois to adopt smokefree air ordinances that are stronger than state law. Once the Illinois law goes into effect on January 1, 2006, 19 states will have total or partial preemption. Preemption is a major priority for the tobacco industry and its front groups because they have less influence at the local level and prefer to lobby for weak statewide smokefree air laws that cannot be replaced by stronger local ordinances.’
      “RESOLVED that, since a combination of laws against smoking in public places as well as tax increases has been shown to demonstrably reduce smoking, especially among young people, the Company make as public policy a commitment to support legislation at all levels of local, regional, state, and federal government which is geared to that end. Furthermore, the Company shall also support all efforts to repeal existing preemption laws limiting local smokefree air ordinances.”
      The proponents have submitted the following statement in support of this proposal:
      “This Company needs to clearly and publicly support efforts that will reduce, if not eliminate, the nation’s number one cause of preventable disease: smoking. If you agree, please vote ‘yes’ for this proposal.”

      Your Board of Directors recommends a vote AGAINST this proposal.
      The proposal put forward by the proponents fails to recognize several key points. While we remain opposed to youth smoking and have successfully worked to reduce youth smoking rates, we steadfastly support the right of adults to choose to smoke. Smokers already pay more than their fair share of taxes, and government is the primary financial beneficiary of tobacco use in the United States, not the manufacturers or their shareholders. We also believe that adult-only venues such as bars, taverns, nightclubs or similar establishments should be exempt from government-imposed smoking bans or restrictions. In venues such as restaurants, the Company believes that government-imposed smoking restrictions should permit the business owner to set a smoking policy that best suits that establishment’s clientele.
      RAI and its operating companies are, and have long been, opposed to youth smoking. The companies have spent hundreds of millions of dollars, through funding of the American Legacy Foundation, other Master Settlement Agreement-related funding, and their own programs, to drive youth smoking rates down. RAI’s operating companies also comply with the severe marketing restrictions imposed by the Master Settlement Agreement with the states, and other state settlement agreements, which were designed to limit youth exposure to cigarette marketing activities. Contrary to the assertion of the proponent, between 1997 and 2003 (the most recent year for which data from this study are available), cigarette smoking among youth (grades 9 — 12) declined by over 40 percent, according to the Youth Risk Behavior Survey, reported by the Centers for Disease Control and Prevention. The decline in smoking rates in that period far outstrips declines in other youth risk behaviors such as the usage of marijuana and alcohol, as well as the decline in youth sexual activity.
      Also, as reported by the Monitoring the Future Survey sponsored by the National Institute on Drug Abuse, youth smoking rates are the lowest they have been since 1975, when the study began among 12th graders, and the lowest ever since the study began in 1991 among 8th and 10th graders. RJR Tobacco supports legislative efforts that can have a further meaningful impact on youth smoking rates as well as enforcement of current laws that restrict minors’ access to cigarettes. To that end, RJR Tobacco has been a participating sponsor of the WE CARD program since 1995. The success of this and other programs to restrict minors’ retail access to cigarettes has been significant. The Substance Abuse and Mental Health Services Administration recently reported that in 2005 all but one state and one district in the United States met — and many exceeded — federally established retail compliance goals regarding illegal retail cigarette purchases by adolescents.
      Smoking rates among adults are and have been declining for decades, down about 10 percent between 1997 and 2004, according to Centers for Disease Control reporting. RJR Tobacco encourages smokers who wish to quit to do so, and provides suggested resources for them on the company’s web site. However, use of the tax code to modify adult behavior is inappropriate.
      The Company opposes further cigarette tax hikes, given that cigarettes are among the most highly taxed and heavily regulated consumer products, and the government already profits more from the sale of cigarettes than any other industry participant, including manufacturers and their shareholders. Between 1998 and 2005, the government collected $218 billion in taxes and payments under the Master Settlement Agreement and other state settlement agreements. Federal cigarette excise taxes have increased more than 62 percent since 1999. Since 2002, 42 states have increased tobacco taxes, resulting in an average state cigarette excise tax of 77 cents per pack. On average, 52 percent of the cost of a pack of cigarettes goes to the government.
      These taxes are regressive, borne by adult smokers who are largely mid- to lower-income. In 2004, the government received more tobacco revenue per minute ($58,940) than the average working family brought home in a year ($41,754). It is important to note that less than 1 percent of cigarettes sold are sold illegally to minors, so increasing taxes as a means of reducing youth smoking punishes the 99 percent of legal purchasers. Research reported on the effect of tax increases on youth smoking is not conclusive. Tobacco-control advocates point to studies that suggest the impact of tax increases on youth cigarette consumption is greater than its impact on adults. Other published studies, unaffiliated with the tobacco industry, question the accuracy of these findings and suggest minimal to no impact of taxes on youth cigarette consumption.
      The Company believes that business owners such as restaurateurs and owners of bars, taverns and nightclubs should be permitted to determine smoking policies in their private establishments that best suit their clientele. Business dynamics have already made this a reality — thousands of businesses have declared their facilities to be smokefree to suit the preferences of their customers.
      Even without RJR Tobacco’s support, as requested by the proponents, legislative bodies are banning or restricting smoking nationwide. According to the American Nonsmokers’ Rights Foundation, “6,010 municipalities are covered by a 100 percent smokefree provision in workplaces, and/or restaurants, and/or bars...representing 39.4 percent of the U.S. population.”
      RJR Tobacco also believes that states are the appropriate level of jurisdiction to establish laws regarding smoking restrictions. Statewide statutes prevent an inconsistent patchwork of city, county or other local jurisdiction limitations that potentially harm business owners, cause consumer confusion and create enforcement issues.
      Given the extraordinary level of existing regulation placed upon the tobacco industry, the disproportionately high tax burden already borne by smokers, and the Company’s belief that establishments such as bars should be exempt from government-imposed smoking bans, this shareholder proposal is without merit.
      Therefore, your Board of Directors urges you to vote AGAINST this proposal.
Certain Relationships and Related Transactions
       The Company paid BAT an aggregate of $340,000 during 2005 in consideration for the services of Messrs. Monteiro de Castro and Withington as directors of the Company. For further information on this arrangement, see “The Board of Directors — Director Compensation — Payment to BAT for Services of Certain Board Designees,” above.
      Pursuant to the Governance Agreement, RAI was required under certain circumstances, until September 30, 2005, to repurchase shares of RAI common stock to maintain B&W’s ownership percentage of RAI common stock at 42%. During 2005, in satisfaction of its share repurchase obligations under the Governance Agreement, RAI repurchased 34,135 shares of RAI common stock in various open market transactions for an aggregate purchase price of approximately $3 million. For a discussion of other provisions of the Governance Agreement, see “The Board of Directors — Governance Agreement,” “The Board of Directors — Committees and Meetings of the Board of Directors” and “Security Ownership of Certain Beneficial Owners and Management — Standstill Provisions; Transfer Restrictions,” above.
      In connection with the consummation of the Business Combination on July 30, 2004, RJR Tobacco entered into contract manufacturing agreements with two subsidiaries of BAT (BAT and its subsidiaries, including B&W, are collectively referred to in this proxy statement as the “BAT Group”), pursuant to which RJR Tobacco manufactures certain of BAT’s U.S.-sourced cigarettes and other tobacco products for export outside of the U.S. Unless extended or earlier terminated as provided therein, each such contract manufacturing agreement will expire on December 31, 2014. Sales by RJR Tobacco to the BAT Group pursuant to such contract manufacturing agreements during 2005 were $425 million. In addition to sales pursuant to the above contract manufacturing agreements, RJR Tobacco sold a variety of fixed assets to the BAT Group during 2005 in the approximate amount of $1 million. Also, during 2005, the BAT Group purchased from Lane Limited, a wholly owned indirect subsidiary of RAI, little cigars and semi-cut tobacco filler in the approximate amount of $11 million.

      During 2005, the BAT Group purchased tobacco leaf from RJR Tobacco in the approximate amount of $30 million. Also during 2005, the BAT Group agreed to purchase additional tobacco leaf from RJR Tobacco in the approximate amount of $68 million. In accordance with generally accepted accounting principles, none of the $68 million (including that portion of the purchase price that was paid by the BAT Group in 2005) was recorded as sales in RAI’s 2005 financial statements, but will be recognized as sales when the product is shipped to the BAT Group. In addition, during 2005, the BAT Group (1) prepaid RJR Tobacco the amount of $3 million in connection with leaf to be provided by RJR Tobacco during 2006 and (2) purchased from RJR Tobacco expanded tobacco and re-constituted tobacco in the approximate amount of $6 million.
      B&W and RAI also entered into a leaf purchase agreement upon the consummation of the Business Combination. Such agreement relates to certain leaf purchase commitments of RAI and its operating subsidiaries (collectively referred to in this proxy statement as the “RAI Group”), commitments B&W had previously agreed to in connection with the settlement of third party litigation and that the RAI Group had assumed pursuant to the Business Combination. If such leaf commitments exceed certain manufacturing needs of the RAI Group, then B&W is required either to make a cash payment to the RAI Group directly based upon the amount of the excess leaf purchased, or otherwise take such action so that the RAI Group has no liability for such excess. During 2005, B&W made no payments to the RAI Group under the above leaf purchase agreement.
      RJR Tobacco and a member of the BAT Group are also parties to a technology sharing and development services agreement, which was entered into on July 30, 2004. Pursuant to this agreement, each party may license or otherwise transfer rights to the other in its respective technologies, and may pursue joint technology projects with the other party. Each party or its respective affiliates may also provide certain contract services to the other party or its affiliates. Unless extended or earlier terminated as provided therein, the technology sharing and development services agreement will expire on December 31, 2009. During 2005, the RAI Group billed the BAT Group approximately $4 million pursuant to such agreement. In addition, during 2005, the BAT Group prepaid RJR Tobacco approximately $1 million in connection with certain research and development related services to be provided in 2006 by RJR Tobacco under the foregoing agreement.
      The RAI Group and the BAT Group entered into a transition services arrangement on July 30, 2004, pursuant to which the RAI Group and the BAT Group provide the other with services relating to, among other things, information technology, tax and human resource matters arising from or in connection with the consummation of the Business Combination. The period over which services are to be provided under this arrangement varies depending upon the particular type of service involved, but in any case is not expected to extend beyond December 2006. During 2005, the RAI Group paid the BAT Group approximately $63,000, and the BAT Group paid the RAI Group approximately $116,000, pursuant to the transition services arrangement.
      The RAI Group also purchases from the BAT Group tobacco leaf and cigarettes, pays royalties to the BAT Group relating to the sale by the RAI Group of certain cigarette brands outside of the U.S. and pays commissions to the BAT Group in connection with certain leaf purchases. The parties entered into the agreements evidencing such arrangements, which have various expiration dates, following the consummation of the Business Combination. During 2005, the RAI Group paid the BAT Group approximately $13 million pursuant to the foregoing arrangements. In addition, as of the end of 2005, the RAI Group had approximately $6 million in accounts payable to the BAT Group under such arrangements.
      In connection with the Business Combination, RJR Tobacco agreed to indemnify B&W and its affiliates against, among other things, any litigation liabilities, costs and expenses incurred by B&W or its affiliates arising out of the U.S. cigarette and tobacco business of B&W. As a result of this indemnity, RJR Tobacco has assumed the defense of pending B&W-specific tobacco-related litigation, has paid the judgments and costs related to certain pre-Business Combination tobacco-related litigation of B&W, and has posted bonds on behalf of B&W, where necessary, in connection with cases decided since the Business

Combination. In addition, during the fourth quarter of 2005, pursuant to this indemnity, RJR Tobacco recorded $22 million in expenses for funds to be reimbursed to BAT for costs and expenses incurred arising out of tobacco-related litigation.
      As part of the Business Combination, B&W transferred to RJR Tobacco, along with its U.S. operations, cash of $604 million, an amount equal to its estimated pre-closing accrued liabilities under the Master Settlement Agreement (the “MSA”) and related state litigation settlement agreements (such liabilities, the “MSA Liability Amount”). B&W agreed to indemnify RAI and its subsidiaries to the extent the actual pre-closing MSA liabilities paid by RJR Tobacco exceeded, and RJR Tobacco agreed to indemnify B&W to the extent the actual pre-closing MSA liabilities paid by RJR Tobacco were less than, the MSA Liability Amount. In February 2005, RJR Tobacco received a formal notice from B&W claiming that B&W was entitled to a return of approximately $53 million of the MSA Liability Amount resulting from the offset of B&W’s pre-closing MSA Phase II obligations against certain of RJR Tobacco’s tobacco quota obligations as a result of the tobacco buyout legislation passed by the U.S. Congress in 2004. As a result of negotiations over this matter, in the fourth quarter of 2005, RJR Tobacco paid B&W approximately $14 million in settlement of this claim.
      As part of the Business Combination, B&W also agreed to fund the retiree health-care costs of certain persons who had been employed by an affiliate of B&W prior to, and who became transitional employees of RAI after, the Business Combination. During 2005, B&W contributed approximately $3 million to a health-care trust, which trust was transferred to the RAI Group in the Business Combination, in satisfaction of such funding obligation. Under its agreement with RAI, B&W is required to make further contributions to a health-care trust if the original amount contributed is insufficient to pay the health-care claims of the covered employees.
      Commencing in 2006, RJR Tobacco seconded two of its employees, including Frances V. Creighton, former Executive Vice President — Marketing of RJR Tobacco, to the BAT Group in connection with particular assignments. During their service with the BAT Group, the seconded employees will continue to be paid by RJR Tobacco and participate in employee benefit plans sponsored by the RAI Group. The BAT Group will reimburse members of the RAI Group certain costs of the seconded employees’ compensation and benefits during the secondment period. The Company estimates that the aggregate amount of such reimbursement will be approximately $417,000 (excluding any reimbursement related to tax equalization payments) for 2006.
      In March 2006, Gavin D. Little joined RJR Tobacco as its Executive Vice President of consumer and trade marketing. Prior to that date, Mr. Little had served as BAT’s European marketing director. Mr. Little is a full-time employee of, and is paid by, RJR Tobacco, and he receives no compensation from BAT for his services on behalf of RJR Tobacco, nor will BAT reimburse RJR Tobacco for the costs of Mr. Little’s compensation.
      The Audit Committee of RAI’s Board periodically reviews the terms of the various business arrangements between RAI and its subsidiaries, on the one hand, and BAT and its subsidiaries, on the other hand. In addition, the Governance Agreement provides that the independent directors of RAI (excluding any independent directors who have been designated by B&W) are required to approve any material contract or transaction involving RAI or any of its subsidiaries, on the one hand, and BAT or any of its subsidiaries, on the other hand, the terms of which are not governed by either an agreement existing on the date of the Business Combination or a provision of RAI’s articles of incorporation or Bylaws.

Other
       The Board is not aware of any matters to be presented for action at the 2006 annual meeting other than those described herein and does not intend to bring any other matters before the annual meeting. However, if other matters shall come before the 2006 annual meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

By Order of the Board of Directors,

McDara P. Folan, III
Secretary
Dated: March 29, 2006

Your Vote is Important!
       1. We urge you to vote your shares by proxy even if you plan to attend the 2006 annual meeting. You can always change your vote at the meeting.
      There are three ways to vote by proxy:

•	By telephone. You can vote by telephone by calling 1-800-690-6903 (toll-free) on a touch-tone telephone and following the instructions on the proxy card,

•	By Internet. You can vote by Internet by logging onto the Internet, going to the web site www.proxyvote.com and following the instructions on your computer screen, or

•	By mail. You can vote by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope, which is postage-paid if mailed in the United States.
      2. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning stock through certain banks and brokers.
      3. If you have questions or need assistance in voting your shares, please contact:
Reynolds American Inc.
Shareholder Services
P.O. Box 2990
Winston-Salem, NC 27102-2990
(866) 210-9976 (toll-free)

C/O ADP/ICS
51 MERCEDES WAY
EDGEWOOD, NY 11717
You have the option to submit your proxy by the Internet, telephone or mail. Your vote does not count until we receive it.
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 2, 2006 (April 30, 2006 for CIP or SIP participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Reynolds American Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 2, 2006 (April 30, 2006 for CIP or SIP participants). Have your proxy card in hand when you call and follow the simple instructions provided to you.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Reynolds American Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned the proxy card.
If you vote by telephone or Internet, do not mail back the proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	REYNO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
REYNOLDS AMERICAN INC.
The Board of Directors recommends a vote FOR:

To withhold authority to vote, mark “For All
1. Election of Class II Directors	For	Withhold	For All	Except” and write the nominee’s number on the
	All	All	Except	line below.
Nominees:
(01) Antonio Monteiro de Castro, (02) H.G.L. (Hugo) Powell,	☐	☐	☐
(03) Joseph P. Viviano, (04) Thomas C. Wajnert

			For	Against	Abstain
The Board of Directors recommends a vote FOR:

2.	Ratification of KPMG LLP as Independent		☐	☐	☐
Auditors

Mark this box if change of address is noted on reverse side.					☐

Note: Please make sure that you complete, sign and date your proxy card. Please sign exactly as your name(s) appear(s) on the account. When signing as a fiduciary, please give your full title as such. Each joint owner should sign personally. Corporate proxies should be signed in full corporate name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date

		For	Against	Abstain
The Board of Directors recommends a vote AGAINST:

3.	Shareholder Proposal on Impact on Youth of Flavored Cigarettes	☐	☐	☐

4.	Shareholder Proposal on Laws Combating Use of Tobacco	☐	☐	☐

Shares for which an executed proxy is received, but no instruction is given, will be voted by the proxies FOR Items 1 and 2 and AGAINST Items 3 and 4, and by Citibank, as Trustee under the CIP, and Vanguard, as Custodian under the SIP, in the same proportion as the shares for which instructions are received by Citibank and Vanguard, respectively.

Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!
Please complete, sign and date your proxy card and return this proxy card in the enclosed envelope or vote by telephone or Internet as soon as possible!

To:	Shareholders of Reynolds American Inc.
Participants in the Reynolds American Capital Investment Plan
Participants in the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico
     Shares of common stock of Reynolds American Inc. will be voted as you direct if this card is completed by you and received by ADP on or before May 2, 2006 (April 30, 2006 for CIP or SIP participants). ADP is responsible for tabulating the returns.
If you have any questions or need assistance in voting the shares, please contact:
Reynolds American Inc.
Shareholder Services
401 North Main Street
Winston-Salem, NC 27101
(866) 210-9976 (toll-free)
▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

REYNOLDS AMERICAN INC.
PROXY
This proxy is solicited on behalf of the Board of Directors
for the Annual Meeting of Shareholders to be held on May 3, 2006.

The undersigned shareholder of Reynolds American Inc. hereby appoints Susan M. Ivey, McDara P. Folan, III, and Robert A. Emken, Jr., and each of them (with full power of substitution and resubstitution), as proxies of the undersigned, to vote all shares of the common stock of Reynolds American Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 3, 2006, at 9:00 a.m. (local time) in the Reynolds American Plaza Building Auditorium, 401 North Main Street, Winston-Salem, North Carolina, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned also provides instructions to Citibank, N.A., as Trustee under the Reynolds American Capital Investment Plan (the “CIP”), and to Vanguard Group, Inc., as Custodian under the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico (the “SIP”), to vote shares of the common stock of Reynolds American Inc. allocated, respectively, to accounts of the undersigned under the CIP or the SIP, and which are entitled to be voted at the Annual Meeting, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and to vote all such shares on such other business as may properly come before the Annual Meeting.

Change of address:		REYNOLDS AMERICAN INC.
P.O. BOX 11009 NEW YORK, NY 10203-00 09

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)
(Continued and to be signed and dated on reverse side.)